UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

Umpqua Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 20, 2010

Umpqua Shareholders:

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon, at 6 p.m., local time, on April 20, 2010 to take action on the following business:

1. Election of Directors.    Electing twelve members of Umpqua’s board of directors, who shall hold office until the 2011 annual meeting of shareholders and until their successors are duly elected and qualified.

2. Amend the Articles of Incorporation.    Amending the Company’s Amended and Restated Articles of Incorporation, dated May 30, 2006, to increase the Company’s authorized no par value common shares from 100 million shares to 200 million shares and to increase the authorized preferred shares from 2 million shares to 4 million shares.

3. Amend the 2003 Stock Incentive Plan.    Amending the Company’s 2003 Stock Incentive Plan to make an additional 2 million shares available for issuance and to extend the termination date to June 30, 2015.

4. Amend the 2005 Performance Based Incentive Plan.    Amending the Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan by extending its expiration date from December 31, 2009 to December 31, 2014.

5. Shareholder Advisory (Non-Binding) Vote on Executive Compensation.    Approving the following advisory (non-binding) proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

6. Ratification (Non-Binding) of Auditor Appointment.    Ratifying the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accountant for the fiscal year ending December 31, 2010.

7. Other Business.    Considering and acting upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof. As of the date of this notice, the board of directors knows of no other matters to be brought before the shareholders at the meeting.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a shareholder of record of Umpqua common stock as of the close of business on February 12, 2010, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof.

A Notice of Internet Availability of Proxy Materials, commonly called a “Notice and Access Card” will be mailed to shareholders on or before March 11, 2010. You have the ability to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail as well as by telephone and on the internet.

You will find our proxy statement, Form 10-K and other important information at our website: www.umpquaholdingscorp.com. When you visit our site, you can also subscribe to e-mail alerts that will notify you when we file documents with the SEC and issue press releases.

Your vote is important.    Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

Please mark, sign, date and promptly return your proxy by following the instructions for voting by mail, or submit your proxy by following the instructions for voting by phone or on the Internet. Thank you.

By Order of the Board of Directors,

Steven L. Philpott

EVP/General Counsel/Secretary

March 1, 2010

Parent Company for Umpqua Bank and Umpqua Investments, Inc.

Phone 503 727-4100 Fax 971-544-3750 One SW Columbia Street, Suite 1200, Portland, OR 97258

www.umpquaholdingscorp.com

i

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	Why did I receive the proxy materials?

A:	We have made the proxy materials available to you over the internet or, in some cases, mailed you paper copies of these materials because the Board is soliciting your proxy to vote your shares of our common stock and our depositary shares at the annual meeting to be held on Tuesday, April 20, 2010 or at any adjournments or postponements of this meeting.

Q:	What is a proxy?

A:	The Board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records. If you are the record holder of your shares, a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in street name, a “voting instruction form” is the document used to designate your proxy to vote your shares. If you participate in the Umpqua Bank 401(k) and Profit Sharing Plan or Supplemental Retirement Plan, then you will receive a “voting instruction form and proxy card” to designate your proxy to vote your shares. In this proxy statement, the term “proxy card” means the proxy card, voting instruction form, and the voting instruction form and proxy card unless otherwise indicated.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials (Notice and Access Card) instead of paper copies of the proxy materials?

A:	This year, we are again using the Securities and Exchange Commission (SEC) notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 11, 2010, we sent to most of our stockholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials, our stockholders who are participants in our benefit plans and stockholders holding more than 1,000 shares of common stock, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet. If you received paper copies of the notice or proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials electronically in the future?” below.

Q:	What does the Notice and Access Card look like?

A:	It will come in one of two forms. If you hold your shares in “street name” through a bank or broker, you will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” from Broadridge Financial Solutions. If you are a registered shareholder, you will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting” from our transfer agent, BNY Mellon Shareowner Services.

Q:	What are Umpqua shareholders being asked to vote on at the annual shareholder meeting?

A:	Umpqua shareholders will vote on:

•	Item 1: The election of twelve directors to serve until the next annual meeting of shareholders;

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Item 2: Amending the Amended and Restated Articles of Incorporation to increase the Company’s authorized common shares from 100 million shares to 200 million shares and to increase the authorized preferred shares from 2 million shares to 4 million shares provided, however, that holders of common stock equivalent securities are not entitled to vote on this item;

•	Item 3: Amending the Company’s 2003 Stock Incentive Plan to make an additional 2 million shares available for issuance and to extend the Plan’s termination date to June 30, 2015;

•	Item 4: Amending the Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan by extending its expiration date from December 31, 2009 to December 31, 2014;

•	Item 5: Approving an advisory (non-binding) resolution on the Company’s executive compensation program;

•	Item 6: Ratifying (non-binding) the selection of Moss Adams LLP as the Company’s independent auditor for 2010.

The board of directors recommends that you vote “FOR” all of the nominees and “FOR” each of the proposed items of business.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety. Then, vote your shares by following the instructions from your broker, if your shares are held in “street name”, or by one of the following methods:

•	If you received these printed materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the web site listed on the proxy card and follow the instructions provided; or

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attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting by phone or on the Internet has the same effect as submitting a properly executed proxy card.

Q:	What are my choices when voting?

A:	When you cast your vote on:

•	Item 1: You may vote in favor of electing the nominees as directors or vote against one or more nominees or you may abstain from voting;

•	Item 2: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares provided, however, that holders of depositary shares may not vote on this item;

•	Item 3: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares;

•	Item 4: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares;

•	Item 5: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares;

•	Item 6: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Q:	What if I abstain from voting?

A:	If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to that matter. With respect to the six items scheduled to be voted on at the meeting, abstentions will have no effect on the outcome of the vote on those proposals, assuming a quorum is present.

Q:	What if Item 2 is not approved by shareholders at the annual meeting?

A:

We amended our Restated Articles of Incorporation on February 5, 2010, to designate 189,750 shares of preferred stock as Series B Common Stock Equivalent. On February 9, 2010, we sold 18,975,000 depositary shares, each of which represents a 1/100th interest in a share of the Series B Common Stock Equivalent. Each share of Series B Common Stock Equivalent preferred stock is currently subject to conversion into 100 shares of our common stock and, correspondingly, each depositary share is currently subject to conversion into one share of our common stock. In connection with the issuance of the depositary shares, we agreed to use our reasonable best efforts to hold a meeting of shareholders not later than August 15, 2010 to seek to obtain shareholder approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock to a number at least sufficient to permit the full conversion of the Series B Common Stock Equivalent into common stock. The proposed amendment (Item 2) would satisfy the requirements of the Series B Common Stock Equivalent and provide for more than enough authorized shares to permit the full conversion.

If we fail to obtain shareholder approval for an amendment to increase our authorized shares of common stock by August 15, 2010, we have agreed that we will continue to seek to obtain approval at least as frequently as every six months thereafter until approval has been obtained. In addition, if we fail to obtain shareholder approval for such an amendment by the August 15, 2010 deadline, thereafter, non-cumulative cash dividends will be payable on the Series B Common Stock Equivalent in an amount equal to the greater of (i) the annualized dividend yield on our common stock and (ii) a per annum rate of 15%.

On the first business day following such shareholder approval (i) the Series B Common Stock Equivalent will automatically convert into shares of our common stock at a conversion rate that is equivalent to one share of our common stock for each of the 18,975,000 depositary shares; and (ii) all shares of our Series B Common Stock Equivalent will cease to exist.

Q:	Who is eligible to vote?

A:	Holders of record of Umpqua common stock and Umpqua depositary shares at the close of business on February 12, 2010 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 95,441,261 shares of Umpqua common stock outstanding held by 5,018 holders of record, a number that does not include beneficial owners who hold shares in “street name” and 18,975,000 depositary shares outstanding, all of which are held in street name.

Holders of the depositary shares are entitled to vote on an as-converted basis, together with holders of our common stock, on all matters upon which the holders of common stock are entitled to vote, except on Item 2-the amendment to increase the number of authorized shares of our common stock.

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:	On February 12, 2010, Umpqua’s directors and executive officers beneficially owned 1,880,662 shares entitled to vote at the annual meeting, constituting approximately 1.97% of the total shares outstanding and entitled to vote at the meeting.

Q:	Can I vote if I hold shares of Umpqua common stock in the Umpqua Bank 401(k) and Profit Sharing Plan?

A:	Yes. If you are a participant in the Umpqua Bank 401(k) and Profit Sharing Plan or the Supplemental Retirement Plan, you will receive separate voting instructions for shares of Umpqua common stock allocated to your account as a participant of beneficiary under either plan. These voting instructions will appoint the trustee of the plans to vote shares in accordance with the instruction noted on the card. Please follow the instructions that accompany the card.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the Notice and Access Card or proxy card at least 24 hours before the meeting and following the directions provided;

•	going to the web site listed on the Notice and Access Card or proxy card at least 24 hours before the meeting and following the instructions provided;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment and in favor of the non-binding advisory resolution on the Company’s executive compensation program, but may not vote your shares on any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so.

Q:	Why did I receive more than one Notice and Access Card or multiple proxy cards?

A:	You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust or in custodial accounts). You should vote on each proxy that you receive.

Q:	How do you determine a quorum?

A:	Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock and Umpqua depositary shares as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as present for determining a quorum. Broker non-votes will also be counted as present for establishing a quorum.

Q:	What is a broker non-vote?

A:	Under New York Stock Exchange (NYSE) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. Although Umpqua is listed on the NASDAQ Global Select market, Rule 452 affects us since most of the common and depositary shares held in “street name” are held with NYSE member-brokers. The proposal to approve the non-binding advisory resolution regarding the compensation of the Company’s named executives (Item 5) and the ratification of our independent auditors (Item 6) currently qualify as “routine” matters. Your broker, therefore, may vote your shares in its discretion on these routine matters if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors (Item 1), the proposal to amend the Articles of Incorporation (Item 2), the proposal to amend the 2003 Stock Incentive Plan (Item 3) and the proposal to amend the 2005 Performance Based Incentive Plan (Item 4) are deemed to be non-routine matters, so your broker may not vote on these matters in its discretion. Your broker, therefore, will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote.”

Q:	How do you count votes?

A:	Each common share and each depositary share is entitled to one vote. The named proxies will vote shares as instructed on the proxies. The holders of depositary shares are not entitled to vote on Item 2, relating to the increase in the number of authorized shares. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. A representative of BNY Mellon Shareowner Services, our transfer agent, will count the votes and serve as our inspector of elections.

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Item 1 requires a plurality of the votes cast to elect a director. The twelve director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors. However, we have adopted a majority voting policy that requires any director who receives more “withhold” votes than “for” votes to offer to resign from the board.

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Item 2, the amendment of the articles of incorporation, requires the affirmative vote (“for”) of a majority of those shares issued and outstanding provided, however, that the holders of common stock equivalent securities are not entitled to vote on this Item.

•	Item 3, the amendment of the 2003 Stock Incentive Plan, requires the affirmative vote (“for”) of a majority of those shares present and entitled to vote.

•	Item 4, the amendment of the 2005 Performance-Based Incentive Plan, requires the affirmative vote (“for”) of a majority of those shares present and entitled to vote.

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Item 5 is an advisory vote that is not binding on our board of directors. Approval of the proposed resolution requires the affirmative vote (“for”) of a majority of those shares present and entitled to vote.

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Item 6 does not require shareholder approval, but the Audit and Compliance Committee and the board are submitting the selection of Moss Adams LLP for ratification to obtain the views of our shareholders. The ratification of the appointment of Moss Adams LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee and in favor of Proposals 2 through 6.

Q:	Who pays the cost of proxy solicitation?

A:	Umpqua pays the cost of soliciting proxies. We have hired The Altman Group, Inc. to solicit proxies for this meeting and we will pay their fees, estimated to be $25,000, including costs. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, or letter, without extra compensation.

Q:	How can I receive my proxy materials electronically in the future?

A:	Although you may request to receive paper copies of the proxy materials, we would prefer to send proxy materials to stockholders electronically. Stockholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below or on the notice.

If we sent you proxy materials by mail and you would like to sign up to receive these materials electronically in the future, please have your proxy card available and register using one of the following choices:

•Record Holders	If you are the record holder of your shares, you may either go to www.proxyvoting.com/umpq and follow the instructions for requesting meeting materials or call 866-540-5760.

•Street Name Holders	If you hold your shares in street name, you may either go to www.proxyvote.com and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

If you have previously agreed to electronic delivery of our proxy materials, but wish to receive paper copies of these materials for the annual meeting or for future meetings, please follow the instructions on the website referred to on the electronic notice you received.

Q:	Are there any rules regarding admission to the annual meeting?

A:	Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our stockholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and

•	You were, or are validly acting for, a stockholder of record on the record date by:

•	verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;

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reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name, or your most recent plan statement, if you are a participant in one of the Company Plans; or

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reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of our common stock on the record date, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, or your plan statement if you are a participant in one of the Company Plans, as your proof of ownership and any written proxy you present as the representative of a stockholder.

We will decide whether the documentation you present for admission to the meeting meets the requirements described above. The annual meeting will begin at 6:00 p.m., Pacific time. Please allow ample time for the admission procedures described above.

Q:	Where do I get more information?

A:	If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact one of the following:

Steven Philpott	Michelle Bressman
Executive Vice President, General Counsel & Secretary	Vice President — Shareholder Relations Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
Legal Department	Finance Department
675 Oak Street, Suite 200	One SW Columbia Street, Suite 1400
P.O. Box 1560	Portland, OR 97258
Eugene, OR 97440	(503) 727-4109 (voice)
(541) 434-2997 (voice)	(503) 727-4233 (fax)
(541) 342-1425 (fax)	michellebressman@umpquabank.com
stevenphilpott@umpquabank.com

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held April 20, 2010:

This proxy statement and the company’s annual report to shareholders are available at:

www.umpquaholdingscorp.com

ANNUAL MEETING BUSINESS

Item 1.    Election of Directors

Umpqua’s articles of incorporation and bylaws provide that directors are elected to serve a one-year term of office, expiring at the next annual meeting of shareholders. Our articles of incorporation establish the number of directors at between six and nineteen, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at fourteen. Effective with the annual meeting, the number of directors will be set at twelve.

Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to cumulate votes in the election of directors. However, in an uncontested election, our majority voting policy requires that any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly tender his or her resignation to the board chair following certification of shareholder vote. In determining the votes cast for the election of a director, abstentions and broker non-votes are excluded. The Nominating Committee considers the offer of resignation and recommends to the board whether to accept it. The policy requires the board to act on the Nominating Committee’s recommendation within 90 days following the shareholder meeting. Board action on the matter requires the approval of a majority of the independent directors.

The board of directors has nominated the following directors for election to one-year terms that will expire at the 2011 annual meeting:

Raymond P. Davis

Allyn C. Ford

Peggy Y. Fowler

David B. Frohnmayer

Stephen M. Gambee

Jose R. Hermocillo

William A. Lansing

Luis F. Machuca

Diane D. Miller

Hilliard C. Terry, III

Bryan L. Timm

Frank R. J. Whittaker

Each of the nominees currently serves as a director of Umpqua and of Umpqua Bank. Ms. Fowler was appointed to the boards on April 15, 2009. Mr. Machuca and Mr. Terry were appointed to the boards on January 20, 2010. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the election of all nominees.

Item 2.    Authorize Additional Common and Preferred Shares

On December 16, 2009, the board of directors adopted a resolution approving an amendment to the Company’s Restated Articles of Incorporation (the “Articles”) to increase the authorized shares of common stock from 100 million to 200 million shares and to increase the authorized shares of preferred stock from 2 million to 4 million shares. The board further directed that this be put before the shareholders for a vote at the 2010 annual meeting. Article III of the Company’s Articles now authorize the Company to issue 102 million shares of stock divided into two classes, 2 million shares of preferred stock and 100 million shares of common stock.

On August 13, 2009 the company issued 23,076,923 shares of its common stock in connection with raising $213.7 million in common capital. On February 9, 2010, the Company issued 8,625,000 shares of its common stock and 189,750 shares of Series B Common Stock Equivalent preferred stock. The preferred stock is represented by 18,975,000 depositary shares, with each depositary share representing a 1/100th interest in a share of Umpqua Holdings Corporation’s Series B Common Stock Equivalent.

At February 12, 2010, the Company had issued and outstanding 95,441,261 shares of its no par value common stock, 214,181 shares of Series A preferred stock and 189,750 shares of Series B preferred stock represented by 18,975,000 issued and outstanding depositary shares. The Series A preferred stock held by the U.S. Treasury under the TARP Capital Purchase Program, was redeemed in full by the Company in February 2010 and was not convertible into common shares.

The board believes it is necessary and appropriate for the Company to maintain an adequate number of authorized common and preferred shares to be available for issuance with the approval of the board of directors. In connection with the capital raised in February 2010, the Company has committed to seek shareholder approval to authorize for issuance at least the 18,975,000 shares necessary to convert the common stock equivalent securities. Under the terms of the Series B Common Stock Equivalent preferred stock designation adopted in connection with the issuance of those securities, if the Company fails to obtain such shareholder approval by August 15, 2010, thereafter, non-cumulative cash dividends will be payable on the Series B Common Stock Equivalent in an amount equal to the greater of (i) the annualized dividend yield on our common stock and (ii) a per annum rate of 15%. Of the $303 million gross proceeds raised in February 2010, the Company used $214.2 million to redeem all Series A preferred shares issued to the U.S. Treasury under the TARP Capital Purchase Program.

ORS 60.441 requires a shareholder vote to approve any amendment to the articles that would increase the aggregate number of authorized shares of a class and the board has approved an amendment to the Articles, subject to shareholder approval, increasing the number of authorized shares of the Company’s common stock from 100 million shares to 200 million shares and increasing the authorized preferred stock from 2 million shares to 4 million shares. The proposed amendment would delete Article III A. of the Restated Articles of Incorporation and substitute the following provision:

“ARTICLE III

AUTHORIZED CAPITAL STOCK

A. Authorized Classes of Shares. The Corporation may issue 204,000,000 shares of stock divided into two classes as follows:

4,000,000 shares of preferred stock (“Preferred Stock”). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles (“Preferred Stock Designation”). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of this Article III or by action of the shareholders of the Corporation; and

200,000,000 shares of common stock (“Common Stock”).

Except as may otherwise be provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.”

The Certificate of Designations for the Series B Common Stock Equivalent securities provides that if the Company’s shareholders approve an amendment to the Articles to increase the authorized shares of common stock in an amount sufficient to permit the full conversion of the Series B Common Stock Equivalent into common stock (the “Common Stock Amendment”), then on the first business day thereafter, the Series B Common Stock Equivalent will automatically convert into shares of the Company’s common stock at a conversion rate, subject to adjustment, of 100 shares of common stock for each share of Series B Common Stock Equivalent, which is equivalent to one share of common stock for each depositary share. All shares of Series B Common Stock Equivalent will cease to exist upon such conversion.

This amendment to our Articles will become effective when we file it with the Oregon Secretary of State. If this proposal is approved, we intend to file the amendment immediately following this annual meeting.

The additional shares of common stock authorized would be identical in all respects to Umpqua’s currently authorized shares of common stock. The proposed increase in the number of authorized shares of common stock would give Umpqua’s Board of Directors authority to issue additional shares of common stock from time to time without delay or further action by the shareholders except as may be required by applicable law or the rules of NASDAQ. The issuance of additional shares of common stock could have a dilutive effect on earnings per share and the book or market value of Umpqua’s outstanding common stock, depending on the circumstances, and could dilute a shareholder’s percentage voting power in Umpqua. Holders of Umpqua’s common stock are not entitled to preemptive rights or other protections against dilution. Umpqua’s board of directors intends to take these factors into account before authorizing any new issuance of shares. The flexibility of our board of directors to issue additional shares of common stock could also enhance our ability to negotiate on behalf of our shareholders in a takeover situation and have an anti-takeover effect. The authorized but unissued shares of common stock could be used by our board of directors to discourage, delay or make more difficult a change in the control of our company. For example, such shares could be privately placed with purchasers who might align themselves with our board of directors in opposing a hostile takeover bid. The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. Shareholders should therefore be aware that approval of this proposal could facilitate future efforts by our board of directors to deter or prevent changes in control of our company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

If this proposal is approved, the additional authorized but unissued shares of common stock may generally be issued from time to time for such proper corporate purposes as may be determined by our board of directors, without further action or authorization by our shareholders, except for some limited circumstances where shareholder approval is required by law or the listing standards of any stock exchange on which our common stock may be listed at such time. Our board of directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules. Neither Oregon law nor our articles or bylaws provide our shareholders with dissenters or appraisal rights in connection with this proposal.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” this amendment to the articles of incorporation.

Item 3.    Amendment to the 2003 Stock Incentive Plan to Add Two Million Shares and Extend the Termination Date.

Eligible Participants in 2003 Stock Incentive Plan; Types of Awards.    Under the 2003 Stock Incentive Plan (the “Plan”), the Board of Directors, or its Compensation Committee, may grant equity awards of the Company’s common stock in the form of stock options or restricted stock awards to employees, directors, and other persons who provide important services to the Company. There are approximately 1,850 employees, 13 non-employee directors, and other persons from time to time designated by the Committee who are currently eligible to participate in the Plan. Each award must be evidenced by a written agreement between Umpqua and the optionee or grantee.

Proposed Amendment.    Under Section 3.1 of the Plan, the maximum aggregate number of shares subject to awards granted under the Plan is two million shares. This was the number of shares initially authorized when the Plan was adopted in 2003. At February 12, 2010 there were approximately 143,376 shares available for issuance under the Plan, which expires March 18, 2013. At the current rate of issuance, which is approximately 332,000 shares per year, the number of shares available for grants will be depleted in less than one year. The Board of Directors has approved the following amendments to the Plan:

•	To add two million shares of the Company’s common stock to the Authorized Shares under the Plan; and

•	To extend the termination date of the Plan from March 18, 2013 to June 30, 2015.

The Board is asking shareholders to increase the number of shares available under the Plan by two million shares. This would increase the percentage ratio of the amount of shares available under the Plan when added to the number of shares of common stock under outstanding stock options granted under all other plans maintained or assumed by the Company to approximately five percent of outstanding shares of common stock, on a fully diluted basis, as of February 12, 2010. The Plan provides that this ratio shall not exceed ten percent.

The board of directors has also approved a proposed amendment that would extend the termination date of the Plan from March 18, 2013 to June 30, 2015. The proposed amendment will delete existing section 4.3 from the Plan and substitute the following section (new language is in italics):

4.3 Termination of the Plan.    This Plan will terminate on June 30, 2015, unless it is previously extended by action of the Board of Directors and shareholders of the Company. In addition, the Board of Directors will have the right to suspend or terminate this Plan at any time. Termination of the Plan will terminate or otherwise affect any Outstanding Stock Option, Option Agreement, Restricted Stock Grant or Restricted Stock Agreement.

Our Plan was originally adopted by the shareholders in 2003 and was subsequently amended at the 2007 annual meeting. The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions to the Company. No other amendments to the Plan are being proposed.

New Plan Benefits.    The actual number of future grants and awards cannot be determined. All grants and awards are the discretion of the Compensation Committee, and there are no pending or outstanding grants or awards that are conditioned upon shareholder approval of the amendment to the Plan. In addition, no grants or awards are made under the Plan pursuant to a set formula that automatically allocates benefits to plan participants.

Other Material Features of the Plan

•

Amendments to the Plan.    Shareholder approval is required for any amendment to the Plan which increases the number of shares of common stock issuable pursuant to the Plan, expands the group of persons eligible to receive awards or any other amendment which otherwise requires shareholder approval under any applicable law, accounting principle or listing requirements. The board of directors may otherwise amend the Plan as it deems advisable.

•	Determination of Fair Market Value. Fair market value for the purpose of pricing grants is the reported closing sales price of the Company’s common stock on the date of grant.

•

Prohibiting Repricing.    The Plan expressly states that neither the board of directors, nor the Committee, has the authority to reprice outstanding stock options or to cancel outstanding stock option and grant new stock options in substitution having an exercise price less than the cancelled stock options, without shareholder approval. This repricing prohibition provision may not be amended without shareholder approval.

•	Prohibiting Loans. The Plan expressly prohibits the Company from extending loans to a participant in connection with the exercise or receipt of an award under the Plan.

•

Mandatory Adjustment Based on Changes in Capital Structure.    Adjustments in the number and kind of authorized shares under the Plan, the securities covered by outstanding options, and the exercise price of outstanding options, in event of certain changes in the Company’s capital structure, including as a result of a merger, consolidation, reclassification, stock split or combination or stock dividend are required to reflect the applicable change in capital structure.

•

Limitations.    No person is eligible to receive awards pursuant to the Plan which, in aggregate, exceed 125,000 shares in any calendar year. In addition to the overall awards limitation, no person is eligible to receive restricted stock grants that exceed 40,000 shares in any calendar year. The foregoing limitations do not apply to awards of stock options in substitution for outstanding stock options of an acquired company that are cancelled in connection with the acquisition of an acquired company.

•

Purchase Price.    The Committee determines the exercise price for the shares of common stock underlying each stock option at the time the stock option is awarded. The exercise price for shares under a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted.

•

Vesting of Awards.    The Committee will determine when stock options become exercisable. In the case of restricted stock grants, the Committee will also determine whether grants are subject to a performance-based vesting schedule, a time-based vesting schedule or combination of both. The terms of vesting are at the discretion of the Committee.

A copy of the full text of the existing Plan is attached as Appendix A to the Form DEF 14A filed March 14, 2007.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” this amendment to the 2003 Stock Incentive Plan.

Item 4.    Extend the 2005 Performance Based Incentive Plan.

At the 2005 annual meeting, shareholders approved the Umpqua Holdings Corporation 2005 Performance–Based Executive Incentive Plan (the “162(m) Plan”) to be effective as of January 1, 2005. The termination date of the 162(m) Plan was extended by the Board of Directors from December 31, 2008 to December 31, 2009. We are asking shareholders to approve an Amendment to the 162(m) Plan to further extend the termination date from December 31, 2009 to December 31, 2014 by deleting existing section 7(a) of the Plan and substituting the following section therefore:

7. General Provisions.

(a) Effectiveness of the Plan.    The Plan shall be effective with respect to calendar years beginning on or after January 1, 2005 and ending on or before December 31, 2014, unless the term hereof is extended by action of the Board.

The 2005 Performance-Based Incentive Plan is designed to tie a significant portion of annual compensation to performance and to provide incentives to executive officers to achieve results tied to important objective business criteria. Section 162(m) of the Internal Revenue Code generally prohibits us from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent such compensation exceeds $1 million for any covered employee in any fiscal year. This limit was reduced to $500,000 for financial institutions participating in the TARP Capital Purchase Program. See the section titled Capital Purchase Program — Executive Compensation Requirements. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations. The Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as performance-based compensation. Compensation paid under the Plan will not be subject to the deduction limit if:

•	it is payable on account of the attainment of pre-established, objective performance goals set forth within the Plan;

•	the Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•	the Plan, which sets forth the material terms of the compensation and performance goals, is disclosed to and approved by shareholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

The Plan contains provisions for each of the above requirements. The material features of the 162(m) Plan are summarized below in the section titled 2005 Performance-Based Incentive Plan. A copy of the full text of the existing Plan is attached as Appendix B to the Form DEF 14A filed March 31, 2005.

Incentive Payments.    The Plan authorizes the payment of an annual incentive tied to a percentage of the participating executive’s salary based upon the attainment of performance targets related to the corporate objectives established by the Compensation Committee. The targets are related to:

•	the Company’s fully diluted earnings per share; and

•	supervisory rating issued by regulatory agencies for the Company and its subsidiaries.

The Compensation Committee sets the performance targets within 90 days after the beginning of each fiscal year for that fiscal year. The Compensation Committee also sets the percentage of the executive’s salary and the threshold levels of payouts. Each award will be paid in cash or, at the option of the Compensation Committee, a combination of cash and stock awards.

Although the Plan sets forth the amount of additional compensation the participants are eligible to receive, all payments under the Plan are discretionary and are only earned if subsequently approved by the Compensation Committee. The maximum payment authorized under the Plan is equal to 150% of base compensation. A participant must be employed at the end of each year to be eligible for any incentive payment under the Plan.

New Plan Benefits.    The following table summarizes the approximate amount of compensation that would have been earned pursuant to the Plan if the 2010 performance criteria had been in effect during 2009, based on our 2009 results of operations and regulatory reports, and based on 2009 salaries. The 2010 performance metrics for the financial component had not been approved at the time this proxy was printed, but in no event would there be a payout under that component of the 2010 plan for the negative operating earnings that were recognized in 2009.

Name and position	Dollar Value (A)
Raymond P. Davis President/CEO	$107,100
Ronald L. Farnsworth EVP/CFO	$25,875
Brad F. Copeland Sr. EVP/Operations and CCO	$60,000
Kelly J. Johnson EVP/Wealth Management	$45,000
Colin Eccles EVP/CIO	$21,000
Executive Group (all 10 current executive officers)	$358,605
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$607,273

(A)	Amounts are not indicative of amounts to be earned under the Plan during 2010 because such amounts are based on the application of 2010 criteria to 2009 results. The amounts in this column reflect a 100% payout of the regulatory component and no payout of the financial component under the Annual Incentive Plan.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” this amendment to the 2005 Performance-Based Incentive Plan.

Item 5.    Shareholder Advisory (Non-Binding) Vote on Executive Compensation

The American Recovery and Reinvestment Act of 2009 includes a provision, commonly referred to as “Say-on-Pay,” that amends the Emergency Economic Stabilization Act of 2008 and requires a TARP recipient to: “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).” We are a TARP recipient because of our participation in the U.S. Department of the Treasury’s Capital Purchase Program, pursuant to which we issued preferred stock and warrants to purchase our common stock to the Treasury. See section titled Capital Purchase Program — Executive Compensation Requirements.

We are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

As provided in the Act, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the compensation discussion and analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Item 6.    Ratification of Auditor Appointment

The Audit and Compliance Committee has selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2009, to act in such capacity for the fiscal year ending December 31, 2010, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain consulting services. Moss Adams has served as the Company’s independent auditors since 2005.

Shareholder approval of the selection of Moss Adams as our independent auditors is not required by law, by our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit and Compliance Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

Other Business

The board of directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	Competitive market pricing factors for compensation and benefits;

•	Changes in legal or regulatory requirements; and

•	The ability to recruit and retain certain key management and staff.

There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. For a more detailed discussion of some of the risk factors, see the section entitled Risk Factors in Umpqua’s 10-K and other filings with the SEC that are incorporated by reference into this document. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees

The age (as of March 1, 2010), business experience, and position of each of the directors currently serving are as follows:

Ronald F. Angell, age 67, was appointed to the board in July 2004. He served as a director of Humboldt Bancorp from 1996 until it was acquired by the Company in 2004. He served as a director of Humboldt Bank from 1989 to the date of the merger. Mr. Angell is a retired attorney and was a partner in the Eureka, California firm of Roberts, Hill, Bragg, Angell & Perlman from 1994 to 2003. He currently serves as a director of the Sunriver Service District.

Raymond P. Davis, age 60, serves as director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a director of Umpqua Bank since June 1994. He has served as Chief Executive Officer of Umpqua Bank from June 1994 to December 2000 and from November 2002 to the present. He has also served as President of Umpqua Bank from June 1994 to December 2000 and from March 2003 to the present. Prior to joining Umpqua Bank in 1994, he was President of US Banking Alliance in Atlanta, Georgia, a bank consulting firm. He has over 30 years experience in banking and related industries.

Allyn C. Ford, age 68, serves as Chairman of the board of directors and has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank for 30 years. Mr. Ford is President of Roseburg Forest Products, a fully integrated wood products manufacturer located in Roseburg, Oregon and he has served in that capacity since 1997. Mr. Ford has over 30 years of management experience with Roseburg Forest Products. He also serves as a director of the Ford Family Foundation, the Doernbecher Hospital Foundation and the World Forestry Center.

Peggy Y. Fowler, age 58, was appointed to the board in April 2009. Ms. Fowler served as CEO and President of Portland General Electric (PGE) from April 2000 to December 31, 2008 and as Co-CEO from January 1, 2009 to March 1, 2009. She was chair of the board from May 2001 until January 2004. She served as

President of the company from 1998 until 2000. She served as Chief Operating Officer of PGE Distribution Operations from 1996 until 1998. Previously she served in various positions with the company, including Senior Vice President Customer Service and Delivery and Vice President Power Production and Supply. She also serves on the board of directors of the Regence Group and Portland branch board of directors of the Federal Reserve Bank of San Francisco. Ms. Fowler has served on the PGE board since 1998 and is a member of the PGE Finance Committee. Since August 2009, Ms. Fowler has served as a director of Hawaiian Electric Company, Inc. and she is a member of that company’s Audit Committee.

David B. Frohnmayer, age 69, has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank since 1996. Mr. Frohnmayer is the former President of the University of Oregon in Eugene and he served in that capacity from 1994 to 2009. He is the former Dean of the University of Oregon School of Law and former Attorney General of the State of Oregon. Until December 2003, he served on the board of Tax-Free Trust of Oregon. Mr. Frohnmayer has a long history of public policy involvement and knowledge in the areas of education, charitable giving, health care and scientific research, in addition to his legal experience.

Stephen M. Gambee, age 46, was appointed to the board in July 2005 and was elected in 2006. Since 1994 he has been the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems LLC, solid waste collection and disposal businesses. Prior to assuming the duties of the family businesses, Mr. Gambee was employed by Robert Charles Lesser & Co./Hobson & Associates as the Pacific Northwest Director of Consulting. He is a director and secretary of the St. Mary’s School Community Foundation.

Dan Giustina, age 60, serves as Vice-Chair of Umpqua’s board and has served as a director since the Centennial Bancorp merger in November 2002. He served as a director of Centennial Bancorp and Centennial Bank from 1995 to 2002. Since 1990, Mr. Giustina has been the managing partner of Giustina Resources, which owns and manages timberland, and a member and manager of G Group LLC, which owns and manages residential and commercial real estate. Mr. Giustina is the past Chairman of the University of Oregon Foundation, and is a board member of the Oregon Forest Industries Council.

Jose R. Hermocillo, age 55, was elected to the board in April 2009. Since 1998, Mr. Hermocillo has served as Senior Vice President and Managing Director of APCO Worldwide’s office in Sacramento, California. APCO Worldwide, Inc. is a global communication consultancy. Prior to joining APCO in 1996, Mr. Hermocillo was a partner in a political consulting and public affairs firm and has worked as a practicing attorney, labor union lobbyist and policy committee consultant in the California State Senate.

William A. Lansing, age 64, Has served as a director since December 2001. He previously served as a director of Independent Financial Network, Inc. from 1991 until its merger with Umpqua in December 2001. Mr. Lansing is the retired President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, a position he held from 2001 to 2006, He has over 40 years of professional business experience in the forest products industry and other businesses. Mr. Lansing serves as a director of Lone Rock Timber Company, Southwestern Oregon Community College Foundation, the World Forestry Center, the Eugene Council of the Boy Scouts of America and the Coos County Salmon and Trout Enhancement Program.

Luis F. Machuca, age 52, was appointed to the board in January 2010. He is President and Chief Executive Officer of Kryptiq Corporation, a healthcare connectivity company that facilitates a first-of-its-kind, open collaborative network for healthcare. He joined Intel Corp. in 1981 where he spent 15 years in a variety of roles in management before becoming co-GM of the OEM Products & Services Division. In 1996 he became the EVP of the NEC Computer Services Division of PB-NEC Corp. In 1999, Mr. Machuca joined eFusion Corp. as President and COO and subsequently merged the company with ITXC. Mr. Machuca currently serves on The Regence Group Board of Directors and the University of Portland Board of Regents. Mr. Machuca has also served on the Oregon Health & Science University Foundation Board of Trustees, the ENDfootwear Advisory

Board, the Catholic Charities of Oregon Board of Directors, the Portland Metropolitan Family Services Board of Directors, the Jesuit High School Board of Trustees, the Lifeworks NW Board of Directors, and the Boy Scouts of America Cascade Pacific Council Executive Board.

Diane D. Miller, age 56, was appointed to the board in July 2004 and elected in May 2005. She has been President and CEO of Wilcox, Miller & Nelson human capital management firm since August 1986. Ms. Miller served as a director of Humboldt Bancorp and Humboldt Bank from January to July 2004 and she currently serves on the boards of the California Chamber of Commerce and the Northern California Chapter of the National Association of Corporate Directors and as a Regent of the University of the Pacific. She has worked with a number of companies to align human capital to their business strategy and to provide guidance on governance issues to a wide variety of public companies by providing ISS/RMG certificated training through NACD.

Hilliard C. Terry, III, age 40, was appointed to the board in January 2010. He is Vice President and Treasurer of Agilent Technologies, Inc. He is responsible for the company’s global treasury organization — corporate cash management, corporate finance, customer financing, foreign exchange, pension assets and risk management. He is also a member of the company’s benefits committee which has fiduciary oversight for Agilent’s employee benefit and retirement programs. Mr. Terry previously served as the company’s Director of Investor Relations and primary spokesperson to the investment community. He joined Agilent Technologies in 1999, prior to the company’s initial public offering and spinoff from Hewlett-Packard Company (HP). Before joining Agilent, Mr. Terry worked in marketing for HP’s Verifone subsidiary and investor relations for VeriFone, Inc. (prior to its acquisition by HP). Mr. Terry has also held positions in investor relations and investment banking with Kenetech Corporation and Goldman Sachs & Co.

Bryan L. Timm, age 46, was appointed to the board in December 2004 and elected in May 2005. Mr. Timm joined Columbia Sportswear Company in June 1997 as Corporate Controller and was named Chief Financial Officer in July 2002. In 2003, Mr. Timm was named Vice President, Chief Financial Officer and Treasurer. In May 2008 he was promoted to Chief Operating Officer and named Executive Vice President in October 2008. Prior to joining Columbia, Mr. Timm held various financial positions with Oregon Steel Mills from 1991 to 1997, rising to Divisional Controller for CF&I Steel, Oregon Steel Mills’ largest division. From 1986 to 1991, Mr. Timm was an accountant with KPMG LLP. Mr. Timm is a member of the board of directors of Doernbecher Children’s Hospital Foundation. He is also a member of the College of Business and Economics Advisory Board for the University of Idaho.

Frank R. J. Whittaker, age 59, was elected to the board in April 2009. Mr. Whittaker has been Vice President of Operations for The McClatchy Company (NYSE: MNI) since September 1, 1997. From 1985 to 1997, Mr. Whittaker was President and General Manager of McClatchy’s flagship paper, The Sacramento Bee. In his current role, he oversees McClatchy’s California operations (five newspapers), Florida operations (three newspapers) and Kentucky operations (one newspaper). He is active in the Sacramento community, including serving as the Chairman of capital campaigns for institutions such as Sutter Hospital, River Oaks Center for Children and Neighborhood Housing Services. In the newspaper industry, Mr. Whittaker currently serves as a Board member for the Audit Bureau of Circulations, is a past president of the California Newspaper Publishers Association and the past president of the California Newspaper Carrier Foundation.

Director Independence

The board of directors has determined that all directors except Mr. Davis are “independent”, as defined in the NASDAQ listing standards. In determining the independence of directors, the board considered the responses to Director & Officer Questionnaires that indicated no transactions with directors other than banking transactions with Umpqua Bank and arrangements under which Umpqua Bank leases certain facilities from entities in which directors have indirect material interests. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics. See the section below entitled Related Party Transactions for additional information.

Executive Officers

The age (as of March 1, 2010), business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:

Barbara J. Baker, age 60, serves as Executive Vice President — Cultural Enhancement of Umpqua and Umpqua Bank, positions she has held since September 2002. Ms. Baker served as Oregon site executive for IBM’s server division (formerly Sequent Computer Systems, Inc.), where she managed human resources services and programs as well as corporate communications and community relations. Prior to joining Sequent, Ms. Baker served as Vice President of Human Resources for First Interstate Bank (now Wells Fargo).

Richard M. Carey, age 61, serves as Executive Vice President — Community Banking of Umpqua and Umpqua Bank, a position he has held since December 2003. In this position he oversees the Umpqua Stores, Mortgage Division, Treasury Management and Product Management. Prior to Umpqua Bank, Mr. Carey spent 10 years with Bank One in Columbus, Ohio as Senior Vice President and Marketing Director and with First Commerce Bank in New Orleans as Senior Vice President and Manager of Client Strategies. Mr. Carey also spent 24 years with US Bank in Portland, Oregon where he was an Senior Vice President and Manager of Commercial Products and Treasury Management.

Brad F. Copeland, age 61, serves as Senior Executive Vice President and Chief Credit Officer of Umpqua and Umpqua Bank. He has served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1996 until their merger with Umpqua in December 2000.

Colin D. Eccles, age 52, serves as Executive Vice President and Chief Information Officer of Umpqua and Umpqua Bank, a position he has held since January 2009. From January 2002 to January 2009, Mr. Eccles worked for Washington Mutual, the last 2 1/2 years serving as the Chief Information Officer for the Retail Bank’s technology organization. Before that, he worked as Director of Services Delivery for Computer Sciences Corporation (CSC)’s Financial Services Group.

Ronald L. Farnsworth, age 39, serves as Executive Vice President/Chief Financial Officer of Umpqua and Umpqua Bank, a position he has held since January 2008 and Principal Financial Officer of Umpqua, a position he has held since May 2007. From March 2005 to May 2007, Mr. Farnsworth served as Umpqua’s Principal Accounting Officer. From January 2002 to September 2004, Mr. Farnsworth served as Vice President — Finance of Umpqua. Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

Kelly J. Johnson, age 48, serves as Executive Vice President — Wealth Management of Umpqua and Umpqua Bank, a position he has held since January 2009. From February 1994 until he joined Umpqua, Mr. Johnson was employed by RBC Wealth Management, a Full Service Investment and Financial Services firm. Most recently, he was responsible for their Oregon, Central Washington, and Reno, Nevada operation. Mr. Johnson has served in numerous management capacities related to the investment and securities industry since 1986. He has a B.S. and a M.B.A. from the Carlson School of Management at the University of Minnesota.

Neal T. McLaughlin, age 41, serves as Executive Vice President/Treasurer of Umpqua and Umpqua Bank, a position he has held since February 2005 and Principal Accounting Officer, a position he has held since May 2007. From 2002 until joining Umpqua, Mr. McLaughlin served as Senior Vice President and Chief Financial Officer of Albina Community Bancorp and before that he was Executive Vice President and Chief Financial Officer at Centennial Bancorp and Columbia Bancorp.

Steven L. Philpott, age 58, serves as Executive Vice President and General Counsel of Umpqua and Umpqua Bank, positions he has held since November 2002. He has served as Corporate Secretary of Umpqua and Umpqua Bank since 2004. Mr. Philpott served as General Counsel for Centennial Bancorp from October 1995 until its merger with Umpqua in November 2002. Prior to that time, he was in private practice in Eugene, Oregon.

Daniel A. Sullivan, age 58, serves as Executive Vice President/Strategic Initiatives of Umpqua and Umpqua Bank. He served as Chief Financial Officer of the Company from 1997 to 2007 and served as Chief Information Officer in 2008. Prior to that time, Mr. Sullivan served as Vice President of Finance for Instromedix of Hillsboro, Oregon and worked as Senior Vice President and Controller for US Bancorp in Portland, Oregon.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 12, 2010, by each director and each Named Executive Officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
*	Raymond P. Davis	584,381	(2,3)	*	*
*	Allyn C. Ford	211,658		*	*
*	Ronald F. Angell	141,138		*	*
*	Brad F. Copeland	132,302	(2,4)	*	*
*	Dan Giustina	126,224	(5)	*	*
*	William A. Lansing	67,474	(2)	*	*
*	Ronald L. Farnsworth	61,366	(2,6)	*	*
*	Stephen M. Gambee	35,760		*	*
*	Kelly J. Johnson	26,900	(7)	*	*
*	Bryan L. Timm	24,666		*	*
*	David B. Frohnmayer	23,988	(2)	*	*
*	Colin D. Eccles	21,000	(8)	*	*
*	Diane D. Miller	18,093	(2)	*	*
*	Jose R. Hermocillo	8,555		*	*
*	Frank R.J. Whittaker	7,291		*	*
*	Peggy Y. Fowler	3,208		*	*
*	Luis F. Machuca	801		*	*
*	Hilliard C. Terry III	560		*	*
	All directors and executive officers as a group (23 persons)	1,880,662	(2-9)	1.97%

	Name and Address of Beneficial Owner

*	BlackRock, Inc., 40 East 52nd St., New York, NY 10022	6,610,938	(10)	7.62%

*	Fidelity Management & Research Company, 82 Devonshire St., Boston, MA 02109	5,554,058	(11)	6.40%

*	Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	5,040,696	(12)	5.81%

*	No par value common stock.

**	Less than 1.0%.

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans, Supplemental Retirement Plans, Deferred Compensation Plans and IRAs.

(2)	Includes shares held with or by his/her spouse.

(3)	Includes 365,000 shares covered by options exercisable within 60 days.

(4)	Includes 93,000 shares covered by options exercisable within 60 days.

(5)	Includes 2,892 shares covered by options exercisable within 60 days.

(6)	Includes 25,882 shares covered by options exercisable within 60 days.

(7)	Includes 4,400 shares covered by options exercisable within 60 days.

(8)	Includes 4,000 shares covered by options exercisable within 60 days.

(9)	Includes 945,495 shares covered by options exercisable within 60 days.

(10)	This information is taken from a Schedule 13G filed January 29, 2010 with respect to holdings as of December 31, 2009. BlackRock reports that on December 1, 2009, BlackRock completed its acquisition of Barclay’s Global Investors.

(11)	This information is taken from a Schedule 13G filed February 16, 2010 with respect to holdings as of December 31, 2009. FMR LLC and Edward C. Johnson report that through their ownership of FMR’s common stock and voting agreements they may be deemed to be a controlling group, but do not have sole power to vote the shares owned by Fidelity Management & Research Company.

(12)	This information is taken from a Schedule 13G/A filed February 8, 2010 with respect to holdings as of December 31, 2008. The reporting person reports that the shares are held by various investment companies, trusts and accounts and the reporting person disclaims beneficial ownership.

CORPORATE GOVERNANCE OVERVIEW

Our board of directors believes that its primary role is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe promote this purpose, are sound and represent the best practices for our Company. We regularly review these governance principles and practices in light of Oregon law and applicable federal law, Securities Exchange Commission (SEC) and banking agency regulations, NASDAQ listing standards and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters

Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a written charter.

Employee Code of Conduct

The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow the code.

This code provides that our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor, who reports those complaints, if any, directly to our Audit and Compliance Committee of the board. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of law or a violation of our Business Ethics and Conflict of Interest Code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our treasurer and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our website, www.umpquaholdingscorp.com.

Nomination Procedures

Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates.

The Nominating Committee typically engages an executive recruiting firm to help identify and evaluate potential board candidates. The Committee considers diversity by race, gender and culture when reviewing board candidates. At inception of the recruitment process, the Committee reviews the experience and qualifications that it deems most important and communicates those factors to the recruiting firm. The Committee considers skill sets that will be lost upon the departure of a director.

Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

A shareholder may recommend a candidate for nomination to the board and that recommendation will be reviewed and evaluated by our Nominating Committee. Our Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees selected by the board. Shareholder recommendations for board candidates should be submitted to the Company’s corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440.

In 2009, we received no nominations of board candidates from our shareholders.

Changes in Nomination Procedures

There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2009 annual meeting.

Director Qualifications and Experience

The following table identifies the primary experience, qualifications, attributes and skills that resulted in the board’s decision to appoint and nominate directors to our board. This information supplements the biographical information provided above. The vertical axis displays the primary factors or attributes reviewed by the Nominating Committee in evaluating a board candidate. The absence of an “X” in any box should not be construed to be a determination that the director lacks such an attribute.

Shareholder Communications

Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO. Comments and questions may be directed to our board by submitting them in writing to the Company’s corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440. These comments or summaries of the comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2009. The Company has no formal policy regarding the attendance of directors at the annual meeting of shareholders. Beginning April 2007, the Company scheduled the annual meeting each year in Portland, Oregon on the day before a scheduled regular meeting of the board. Ten of twelve directors attended the 2009 annual meeting. In addition, Ms. Fowler, Mr. Hermocillo and Mr. Whittaker were introduced to shareholders at the 2009 annual meeting.

Board Evaluations

Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. Each board member answers a questionnaire designed to rate, on a scale of one to five, the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the committee as a whole, and reported to the full board. The Executive/Governance Committee then reviews those results and recommends changes in committee structure and function to the full board.

Each board member fills out a confidential self evaluation of his or her own performance, which is delivered to the board chair. The board chair then reviews that information with the board member and solicits input from each committee chair with respect to the board member’s performance. The Nominating Committee considers this information when recommending a slate of candidates to be nominated by the full board.

Succession Planning

Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his written succession plan to the Nominating Committee, which is accompanied by his review of up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

Meetings and Committees of the Board of Directors

The board of directors met seven times during 2009, including two special meetings and a three-day strategic planning retreat. At the retreat, the board and executive management focused on how to best sustain and enhance shareholder value, the Company’s growth strategy and financial performance while maintaining Umpqua’s unique culture and commitment to community banking. All board committees have regularly scheduled meetings except the Nominating Committee, which meets as appropriate, upon the call of its chairperson. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2009, each director attended at least 75% of the board meetings, as well as meetings of committees on which the director served.

The board and each of our board committees regularly meet in executive session. Our CEO, who sits on the board and on four board committees, attends some executive sessions and is excused from others.

At December 31, 2009, the board of directors had seven active board committees: The Audit and Compliance Committee, the Budget Committee, the Compensation Committee, the Executive/Governance Committee, the Financial Services Committee, the Loan and Investment Committee, and the Nominating Committee.

The table below shows current membership information for each board committee as of December 31, 2009:

	C— Chairman		V — Vice Chair		— — Member
	Audit and Compliance	Budget	Compensation	Executive/ Governance	Financial Services	Loan and Investment	Nominating
Ronald F. Angell	—					—
Raymond P. Davis		—		—	—	—
Allyn C. Ford				C			C
Peggy Y. Fowler		—	—		—
David B. Frohnmayer					V	—
Stephen M. Gambee				—	—	C	—
Dan Giustina	—	C	C	—			—
Jose R. Hermocillo	—					—
William A. Lansing		—	—	—	C		—
Diane D. Miller	—	—	V
Bryan L. Timm	C	V	—	—			—
Frank R.J. Whittaker	V					—

Allyn Ford serves as Chair of the boards of Umpqua and Umpqua Bank and Dan Giustina serves as Vice Chair of the boards.

Audit and Compliance Committee

The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. As of January 1, 2010, the members of the Committee were directors Timm (Chair), Angell, Giustina, Hermocillo, Miller and Whittaker (Vice Chair). Each member of the Committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the NASD. The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our web site in the Corporate Governance section at www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that Bryan L. Timm meets the SEC criteria for an “audit committee financial expert.” The board of directors believes that each of the current members of the Committee has education and/or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2009, the Audit and Compliance Committee met seven times. In addition to these formal meetings, the Committee reviews and approves for issuance or filing the company’s earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone conference to discuss those documents.

Budget Committee

The Budget Committee reviews and oversees our budgeting process, including the annual operating budget and the capital expenditure budget. It also oversees dividend planning and our stock repurchase programs. Effective January 1, 2010, the members of the Committee were directors Giustina (Chair), Davis, Fowler, Lansing, Miller and Timm (Vice Chair). The Committee meets at least quarterly. In 2009, the Budget Committee met four times.

Compensation Committee

See Roles and Responsibilities in the section entitled, Executive Compensation Discussion and Analysis.

Executive/Governance Committee

The Executive/Governance Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board is not in session. This Committee is responsible for the review and oversight of the Company’s strategic planning process, corporate governance, enterprise risk management, consideration of the Company’s merger and acquisition opportunities and oversight of the board’s structure. This Committee is comprised of the chairman of the board, the chair of each board committee and Umpqua’s CEO. Effective January 1, 2010, the members of the Committee were directors Ford (Chair), Davis, Gambee, Giustina, Lansing and Timm. This Committee meets at least quarterly. In 2009, the Executive/Governance Committee met seven times.

Financial Services Committee

The Financial Services Committee reviews and oversees the operations of Umpqua Investments, Inc. and Umpqua’s Wealth Management Division. This Committee serves as Umpqua Investments’ board of directors. Effective January 1, 2010, the members of the Committee were directors Lansing (Chair), Davis, Fowler, Frohnmayer (Vice Chair) and Gambee. This Committee must meet at least quarterly and in 2009 the Committee met four times.

Loan and Investment Committee

The Loan and Investment Committee approves certain loans, approves charge-offs to the loan loss reserve, sets investment and liquidity policies and monitors compliance with those policies and reviews Umpqua’s loan and investment portfolios. Effective January 1, 2010, members of the Committee were directors Gambee (Chair), Angell, Davis, Frohnmayer, Hermocillo and Whittaker. The Loan and Investment Committee meets at least quarterly and in 2009 it met five times. In addition to these formal meetings, the Committee from time to time reviews and approves certain large extensions of credit and it usually meets by telephone conference to discuss those matters.

Nominating Committee

The Nominating Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee is comprised of the chairman of the board and the chair of each board committee. All of the directors serving on the Nominating Committee are independent, as defined in the NASD listing standards. Effective January 1, 2010, the members of the Committee were directors Ford (Chair), Gambee, Giustina, Lansing and Timm. The Nominating Committee meets as often as it deems appropriate and in 2009 the Committee met four times.

The Board’s Role in Enterprise Risk Oversight

The Board of Directors has delegated responsibility for overseeing risk management for the Company to the Executive/Governance Committee. On a quarterly basis, the Company’s chief auditor/risk manager provides a comprehensive risk report to the Executive/Governance Committee. While the Executive/Governance Committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing risk management for the Company. Additionally, at least three times per year, the full board receives a report from the chief auditor/risk manager covering the most significant issues the Company is facing. The full board also engages in periodic discussions with the chief audit/risk manager, CEO, CFO, Chief Credit Officer and other company officers as the board may deem appropriate related to risk management. In addition, each board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at all regular committee meetings. The committees consider risks within their areas of responsibility, for instance the Compensation Committee considers risks that may result from changes in compensation programs, and our Loan & Investment Committee focuses on risk related to credit and interest rates, among others. The chief auditor/enterprise risk manager reports directly to the board of directors and indirectly reports to the CEO for administrative purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2009, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2009 fiscal year on a timely basis.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2011 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the Secretary of the Company on or before November 5, 2010. Shareholder proposals to be presented at the 2011 annual meeting of shareholders, which are not to be included in the Company’s proxy materials must be received by the Company no later than December 5, 2010, in accordance with the Company’s Bylaws.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons/Approval Process

Umpqua Bank leases certain facilities from entities in which certain directors have indirect material interests. These leases are not required to be disclosed under Item 404 of Regulation S-K.

We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In 2007, Umpqua adopted written procedures to review and approve transactions with related persons. In accordance with these procedures and Nasdaq Rule 4350(h), all transactions with related persons must be approved by disinterested members of Umpqua’s Audit and Compliance Committee. In each instance where Umpqua Bank has a facility lease with a director, the lease was (i) entered into before the director became a related person with respect to Umpqua and/or (ii) Umpqua Bank assumed the lease in connection with an acquisition, so no prior approval by Umpqua was required or obtained. Nonetheless, the leases are believed to be on terms fair to the Bank and consistent with terms available from unrelated third parties.

Loans to Directors and Officers

Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $100,000 and report those loans to our Loan and Investment Committee. All Regulation O credits with a total credit exposure in excess of $100,000 must be approved by that Committee. Regulation O limits loans to executive officers to $100,000 unless the loan is secured by a first lien on the officer’s primary or secondary residence or unless the loan is made to finance the education of the officer’s children. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O.

As of December 31, 2009, the aggregate outstanding balance of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was $12,301,004, which represented approximately 0.79% of our consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews its director compensation policy and in January 2009, the Committee adopted the following statement of philosophy with regard to director compensation:

Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar sized and performing financial services organizations.

•	Objectives — Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:

•	Attract and retain highly qualified people that portray our company culture and values.

•	Link the interests of our directors to the values derived by our shareholders.

•	Align the interests of our directors, executives, and employees.

•	Conform to the highest levels of fairness, ethics, transparency, and sound governance practice.

•

Director Compensation — On a regular basis the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board approval. Currently, it is the company’s policy for director compensation to be paid in company stock, which may be taken as deferred compensation; provided, however, that a director may elect to receive up to 30% of his or her compensation in cash.

•

Director Training — We are committed to the continuing education of our directors. Umpqua provides an annual allowance for our directors to obtain director-specific education. Directors receiving such education shall provide an educational synopsis to the board or appropriate board committee.

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non-employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

All director fees are payable in shares of Umpqua Holdings Corporation common stock, purchased periodically on the open market by a brokerage firm for the account of each director, with funds provided by the Company. The shares are purchased under a trading plan that complies with Rule 10b5-1(c)(2) of the Securities Exchange Act of 1934. Directors may choose to receive compensation on a deferred basis.

Under the plan, director fees are paid monthly, in arrears, after review of attendance records. Directors may attend committee meetings by teleconference, but they are allowed to attend only one regular board meeting per year by teleconference and they must be personally present at all other regular board meetings. The plan also reiterates the directors’ obligations under applicable securities laws and Umpqua’s Insider Trading Policy, and obligates the directors, if requested to do so, to execute a lockup agreement in the event of a firmly underwritten public offering of our securities.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation in shares of its common stock and the shares are held by a trustee. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation is paid by the Company with respect to the deferred account.

The Compensation Committee’s practice is to engage an outside consultant at least once every three years to review director compensation paid by a peer group of companies to ensure that the compensation we pay to our directors is competitive given Company performance, board performance and our community bank philosophy.

An internal peer group analysis of director compensation was performed in 2008. The Committee looked at director compensation data from two peer groups, the peer group used in the 2008 LTI Plan grant and the peer group used by Mercer Consulting in a director compensation benchmarking report delivered to the Committee in 2006. Based on that review, the Committee reported to the board that total compensation paid to each director was below the median total compensation paid by the peer group of companies. In December 2008, the board of directors, acting upon a recommendation from the Compensation Committee, and noting that board compensation had not changed since 2006, approved modest adjustments to board compensation that were effective January 1, 2009. The quarterly retainer was increased by $2,000 per quarter (an increase of $2,500 for the Board Chair), the board meeting participation fee remained the same and the committee meeting participation fee for committee chairs was reduced from $600 to $500 per meeting. The schedule of fees that has been in effect since January 1, 2009 is set forth in the table, below.

Schedule of Directors’ Fees

	Quarterly Retainer(1)	Board Meeting Participation(2)	Committee Meeting Participation
Board Chair	$6,000	$4,000	$500
Participating Director	$5,000	$4,000	$500

(1)	Each director serves on the board of Umpqua Holdings Corporation and Umpqua Bank but receives only one Quarterly Retainer.

(2)	Each director receives one Participation Fee for board meetings actually attended, if both board meetings are scheduled to be held on the same day, either jointly or one following another.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2009. Although each director ultimately receives at least 70% of his or her fees in Umpqua stock, this table shows the cash paid directly to the director or contributed by the Company to the Director Compensation Plan to purchase that stock on the open market.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)(1)	(b)(2)	(c)	(d)	(e)	(f)	(g)	(h)
Angell, Ronald	$57,600						$57,600
Chambers, Scott(3)	$21,100						$21,100
Ford, Allyn	$58,000						$58,000
Fowler, Peggy	$34,000						$34,000
Frohnmayer, David	$58,500						$58,500
Gambee, Stephen	$58,000						$58,000
Giustina, Dan	$59,200						$59,200
Hermocillo, Jose	$34,500						$34,500
Lansing, William	$61,600						$61,600
Mason, Theodore(3)	$18,500						$18,500
Miller, Diane	$53,500						$53,500
Timm, Bryan	$59,500						$59,500
Whittaker, Frank	$34,500						$34,500

(1)	Director Davis is omitted from this table because he is a named executive officer, he receives no separate compensation for service as a director and his compensation is fully reflected in the Summary Compensation Table.

(2)	Amounts in column (b) are earned in cash and paid in Umpqua stock except that in 2009, Directors Fowler, Hermocillo and Whittaker elected to receive 30% of their compensation in cash and the remaining 70% in Umpqua stock.

(3)	Directors Chambers and Mason retired from the board of directors when their terms expired at the 2009 annual meeting.

The following table shows what each director earned for each component of director compensation:

Name	Retainer	Board Participation	Committee Participation	Total
Angell	$25,000	$24,000	$8,600	$57,600
Chambers(1)	$9,000	$8,000	$4,100	$21,100
Ford	$27,500	$24,500	$6,000	$58,000
Fowler	$15,000	$16,000	$3,000	$34,000
Frohnmayer	$23,000	$24,000	$11,500	$58,500
Gambee	$26,000	$24,000	$8,000	$58,000
Giustina	$27,000	$20,000	$12,200	$59,200
Hermocillo	$15,000	$16,000	$3,500	$34,500
Lansing	$27,000	$24,000	$10,600	$61,600
Mason(1)	$8,000	$8,000	$2,500	$18,500
Miller	$23,000	$24,000	$6,500	$53,500
Timm	$26,000	$24,000	$9,500	$59,500
Whittaker	$16,000	$16,000	$3,500	$34,500

(1)	Directors Chambers and Mason retired from the board of directors when their terms expired at the 2009 annual meeting.

We invite the spouses of our directors to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. The participation of spouses in the meals and social functions at the planning session is a positive contributor to the process. The Company pays the spouses’ travel expenses, meals and activities that may be considered to provide a personal benefit in connection with this event. In 2009, these payments did not exceed $12,530 in the aggregate and are not separately disclosed.

Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, they are not considered to be personal benefits or perquisites and are not separately disclosed.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2009 Compensation Highlights

Our executive compensation program is designed to support Umpqua’s vision and mission, which is to create a unique and memorable banking environment in which our customers perceive the company as an indispensable partner in achieving their financial goals; our people achieve unparalleled personal and professional success; our shareholders achieve the exceptional rewards of ownership; and our communities benefit from our involvement and investment in their future.

Our executive compensation program is supported by three legs: base salary, short term incentives and long term incentives. The company received a capital investment from the U.S. Treasury in November 2008 which obligated us to comply with certain executive compensation requirements (“CPP Compensation Regulations”) for 2009. Our participation in the Treasury’s Capital Purchase Program, beginning in November 2008, has substantially altered our compensation program. We are unable to pay short term cash incentives or issue stock options to certain executives after February 11, 2009. The specific changes these regulations impose on our program are discussed in more detail below.

The challenge for management and the Compensation Committee is to motivate, retain and reward key performers for working harder and smarter than ever in the most difficult banking environment we have experienced since the Great Depression. But, at the same time, we deal with the fact that some of the tools we would use to do that have been taken away. In 2009, management and the Committee, believing in the long term validity of our compensation program, attempted to preserve the integrity of that program to the extent possible, while respecting the requirements and restrictions under the CPP Compensation Regulations.

Compensation activity in 2009 was highlighted by the following:

•	CEO Davis’s base salary was unchanged. His salary has not increased since January 2007.

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The base salaries of two other named executive officers (Mr. Copeland and Mr. Farnsworth) increased by 9.6% to 15%, due to significant changes in responsibility. See the section titled Executive Compensation Decisions.

•	No annual incentives were paid for 2009 to those executives who are among the five most highly compensated employees under the CPP Compensation Regulations. This included Mr. Davis and Mr. Copeland.

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0% of the restricted stock units (RSUs) vested under the 2007 grants and 0% of the RSUs vested under the 2008 grants that were issued under the 2007 Long Term Incentive Plan. See the Summary Compensation Table and the section titled 2007 Long Term Incentive Plan.

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The company did not meet its minimum EPS target in 2009, so there was no payout of the primary component of annual incentives to any managers, including the named executive officers. See the section titled 2009 Incentive Compensation Earned by the Named Executive Officers.

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The Committee evaluated the risks associated with our incentive programs and determined that those plans do not present risks that are reasonably likely to have a material adverse effect on the Company. See the section titled Review of Risk Associated With Compensation Plans.

Roles and Responsibilities

The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the CEO’s performance. The Committee also oversees administration of the Company’s employee benefit plans, including the Umpqua Bank 401(k) and Profit Sharing Plan, the Supplemental Retirement Plan and the Deferred Compensation Plan. All Committee members are required to meet the NASD and SEC independence and experience requirements. Effective April 14, 2009, the members of the Committee were directors Giustina (Chair), Fowler, Lansing, Miller (Vice Chair) and Timm. The Compensation Committee must meet at least quarterly. In 2009, the Committee met six times.

The Compensation Committee operates under a written charter which is posted on our website at www.umpquaholdingscorp.com. The Committee annually reviews its charter and recommends changes to the full board. The Compensation Committee Chair sets the agenda and calendar for the Committee. As authorized by its charter, the Committee routinely hires attorneys and independent consultants for advice on compensation matters.

Mr. Davis, our CEO, is actively engaged in recommending the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Committee the performance of each executive officer and he recommends the level of base and incentive compensation as well as equity grants for the ensuing year of individual executive officers reporting to him, including the executive officers covered by NASD Rule 4350. The Committee reviews those recommendations and compares them with market information to ensure that executive compensation is competitive and that the CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASD Rule 4350, including salary, annual incentives, long-term incentive compensation and internal pay equity.

Our Executive Vice President/Cultural Enhancement works with our CEO, our business unit executives, General Counsel and outside counsel and consultants to recommend and design the overall structure of the Company’s incentive and benefit plans.

With respect to making compensation decisions, our Committee reviews compensation survey data or “benchmarking” data provided by recognized compensation consultants. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by companies who are similar to Umpqua in size and scope. The Committee also considers company performance, individual performance and internal pay equity when making compensation decisions.

Identification of Named Executive Officers

We disclose the compensation paid to each of our “named executive officers” as required by Item 402 of Regulation S-K. In 2009, those individuals were:

Name	Title	Designation
Raymond P. Davis	President and CEO	Principal Executive Officer

Brad F. Copeland	Senior Executive Vice President/Chief Credit Officer

Ronald L. Farnsworth	Executive Vice President/Chief Financial Officer	Principal Financial Officer

Kelly J. Johnson	Executive Vice President/Wealth Management

Colin D. Eccles	Executive Vice President/Chief Information Officer

The named executive officers are also the “senior executive officers” (SEOs) as defined in the CPP Compensation Regulations. In 2009, the following individuals were the “most highly compensated employees” (MHCs) under the CPP Compensation Regulations, determined by their “annual compensation” in fiscal year 2008, as defined in those regulations:

Name	Title
Raymond P. Davis	President and CEO

Brad F. Copeland	Senior Executive Vice President/Chief Credit Officer

Daniel A. Sullivan	Executive Vice President/Strategic Initiatives

Richard M. Carey	Executive Vice President/Community Banking

Barbara J. Baker	Executive Vice President/Cultural Enhancement

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

“Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. Umpqua’s executive compensation is designed to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

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Objectives — Umpqua Bank is committed to providing competitive, performance-based total compensation opportunities to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values

•	Motivate executives to provide excellent leadership and achieve Company goals

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Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives, avoiding unnecessary and excessive risks that threaten the value of the Company

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock

•	Connect the interests of our executives and our employees

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

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Base Salary — Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.

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Short-Term Incentives — Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon meeting company profitability goals and personal objectives.

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Long-Term Incentives — Executives who are critical to our long-term success should participate in long-term incentive opportunities that link a significant portion of their total compensation to increasing shareholder value.

•	Executive Benefits — We offer executives competitive benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, of which similar programs are offered to our employees.

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Communication & Training — We are committed to sharing information with executives to enable them to fully understand our objectives for executive pay and each element of their total compensation package.”

Executive Compensation — Plan Design and Objectives

Base Salary

The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	The individual’s current and sustained performance results and the methods utilized to achieve those results;

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Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in same-store loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance);

•	The Company’s financial performance; and

•	Peer data and benchmarking reports.

Individual and Company Performance

A significant component of compensation is related to performance. We believe that an employee’s compensation should be tied to how well the employee’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits and achievement of the business and personal goals assigned to each executive.

Short-Term and Long-Term Incentives

Incentive compensation balances short and long term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives

The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives. As noted elsewhere, in 2009, we were prohibited from paying annual cash incentives to the five most highly compensated employees under the CPP Compensation Regulations.

At the beginning of each year we adopt an Incentive Plan that provides for incentive compensation to be awarded to the Chief Executive Officer and our other named executive officers upon achievement of the Company’s earnings and regulatory goals set by the board and individual performance objectives established by the board of directors or the Compensation Committee for Mr. Davis and individual performance objectives established by Mr. Davis for the other named executive officers.

Each executive is assigned a target incentive, which is a percentage of base salary. The overall target incentive is discretionary and subject to adjustment. Achievement of the target incentive is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section entitled Executive Compensation Decisions.

The annual incentive plan for each named executive officer also includes a “negative discretion” component that allows the Committee to consider significant one time events that might affect, for example, earnings per share, and reduce the award that would otherwise be suggested by rote application of the formula in the plan.

Since 2004, the financial target component of the annual incentive has been based on operating earnings per share (OEPS) targets. These targets are set by the board based upon the Budget Committee’s recommendation. The Company does not offer guidance on our OEPS, earnings per share or growth rate targets and we regard these internal targets as confidential. However, we provide this company-wide OEPS target on a retrospective basis in accordance with SEC requirements. Typically, the OEPS target for 100% payout of the financial component is achievable, but requires better than expected performance. The maximum percentage payout ranges from 0% to 150% of base salary.

The following table compares actual results against OEPS targets and shows the percentage payment of the corporate financial target incentive for the years 2007-2009:

Year	Minimum OEPS Target	Reported OEPS (fully diluted)	OEPS Target was:	Percentage Payout of Target Incentive
2007	$1.59	$1.05	Not Achieved	0%
2008	$1.26	$0.82	Not Achieved	0%
2009	$0.43	$(2.36)	Not Achieved	0%

The annual incentive plans of all named executive officers require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share were materially inaccurate. This plan provision, often called a “claw back”, was implemented in 2007 and the provision has not been triggered. In 2009, “claw back” provisions were incorporated in the incentive compensation plans of all Company managers, including those covered by the CPP Compensation Regulations

Other Annual Compensation — Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	—	—	—
Group Medical/Dental/Vision	—	—	—
Group Life and Disability	—	—	—
Annual Manager Incentive Plan	—	—
Severance	—	—	—
Change in Control	—	—
Supplemental Retirement (Top Hat)	—	—
Supplemental Executive Retirement(1)	—
Deferred Compensation Plan(2)	—	—

(1)	Mr. Davis is the only employee with a Supplemental Executive Retirement Plan.

(2)	In connection with the acquisition of other financial institutions, the Company has assumed deferred compensation plans that benefit other past and present employees. In 2008, the company adopted a non-qualified deferred compensation plan that allows eligible officers to make payroll deferrals to a deferred compensation account and to elect a deferred distribution date.

The Company provides modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help the Company attract and retain superior employees for key positions. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons, as well. Our payment of perquisites is disclosed in the Summary Compensation Table and they are itemized in the related supplemental table.

Umpqua has adopted a policy that governs personal use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any personal use of this aircraft. If the flight is for purely personal reasons, the officer must reimburse the Company in accordance with the Standard Industry Fare Level formula. If the officer is accompanied by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use. If the officer’s spouse accompanies the officer for the purpose of participating in business functions, that use is not deemed to be personal use.

Long-Term Incentive Compensation

There are three forms of long-term incentives from time to time granted to our executives: stock options and restricted share awards (RSAs) under our 2003 Stock Incentive Plan and grants of restricted stock units (RSUs) under the 2007 Long Term Incentive (LTI) Plan.

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Stock Options.    The purpose of stock options is to provide equity compensation with value directly related to the creation of shareholder value and the increase in Company stock price. Stock options provide executives a vehicle (subject to vesting requirements) to increase equity ownership and share in the appreciation of the value of Company stock and they help retain the individuals to whom they are granted.

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Restricted Share Awards.    RSAs are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Restricted shares serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company. In 2010, RSAs qualifying as “Long Term Restricted Stock” grants under the CPP Compensation Regulations were issued to the five most highly compensated employees for their performance in 2009.

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LTI Grants.    These RSU grants are made under the 2007 LTI Plan and are subject to financial performance-based vesting, such as EPS growth, net income growth or return on equity, in addition to time in service vesting.

With respect to both stock option and RSA grants, the deferred vesting schedules are designed to provide significant retention incentives to help ensure that the recipients continue with the Company.

Stock options provide incentives to increase the stock price and RSU grants under the LTI Plan provide incentives to increase earnings per share. The Committee believes that both goals should be the primary focus of long term incentive plans and the Committee believes that both stock options and RSUs are appropriately granted to certain named executive officers to help the Company achieve these goals. RSU grants under the LTI Plan are performance-based in that they vest based on comparing the Company’s EPS growth with the EPS growth of a select peer group of companies. Because the value of options is tied to an increase in stock price, we consider options to be a form of performance-based equity compensation. It should be noted that given the significant drop in the Company’s stock price over the past two years, most of the options granted to executive officers are “under water” because the current market price is below the exercise price. See table titled Outstanding Equity Awards at Fiscal Year-End.

We believe that key executives should have significant stake in the performance of the company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Statement of Governance Principles (posted on our website)

requires directors and executive officers to accumulate a meaningful position in Company shares. At minimum, an outside director and an executive officer each must own the following number of common shares within five years after he or she attains the position noted below:

Outside director	10,000 shares
CEO	100,000 shares
Other NEOs	15,000 shares
Other executive officers	10,000 shares

Under this policy, share ownership is determined from the totals on Table 1 of an SEC Form 4, which includes shares in which beneficial ownership is disclaimed and excludes outstanding stock options. Compliance with share ownership guidelines is reviewed annually by the Executive/Governance Committee. As of December 31, 2009, all directors and executive officers satisfied these minimum requirements.

In addition, named executive officers must retain a substantial portion of the equity awards granted by the Company. A named executive officer must retain 75% of the following net awards until the officer retires or reaches age 62, whichever first occurs:

•	Gains from option exercises (shares remaining after payment of the exercise price and taxes);

•	Vested restricted stock awards (net of tax withholdings);

•	Shares issued in payment of LTIP restricted stock units (net of tax withholdings).

Exceptions to this holding requirement may be granted only by the Compensation Committee based upon bona fide personal financial need or family hardship, including divorce or death of a spouse.

Directors and executive officers may sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Committee. In addition to this cap, a director or officer may sell shares to cover the exercise price and estimated taxes associated with an option exercise. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time) and derivative transactions, such as non-recourse loans secured by Company stock.

In 2009, the named executive officers, as a group, acquired 16,400 shares of company stock through vesting of restricted share grants and stock option exercises and sold or disposed of 5,991 shares.

Equity Compensation Plan Practices

In general, we issue stock options, RSAs and RSUs to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in the first quarter of each year, in connection with establishing their long-term incentive compensation package for that year; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements.

In January 2007, the Compensation Committee adopted a practice of issuing stock options with an effective date when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can reasonably be expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans and the 2003 Stock Incentive Plan specifically prohibits these practices. See tables titled Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End.

As noted above, in the section titled Long Term Incentive Compensation, we have adopted stock ownership guidelines and a “hold to retirement” policy that severely restrict the ability of our named executive officers to turn equity grants into cash and, to that extent, make those grants a less valuable component of compensation. However, these restrictions are not reflected in the FAS 123R values attached to those grants.

Role of Tax and Regulatory Requirements

Under section 162(m) of the Internal Revenue Code, the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1 million for any covered employee in any fiscal year. However, compensation that is performance-based as defined in the Code is not subject to the deductibility limits. Before the company participated in the Treasury’s Capital Purchase Program, the board’s policy was to ensure that all compensation paid by the Company is fully deductible for federal income tax purposes. However, the Emergency Economic Stabilization Act of 2008 reduced that cap from $1 million to $500,000 for our named executive officers and also provides that performance-based compensation is subject to that limit on deductibility. Therefore, beginning in 2008, some of the compensation paid to our named executive officers is not deductible, which has the effect of increasing the company’s tax liability. See the section titled 2005 Performance-Based Incentive Plan and Capital Purchase Program — Executive Compensation Requirements.

The employment agreements with our named executive officers provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if the benefits are subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Severance and Change in Control

We believe that severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers in the financial services industry. Accordingly, we provide such protection for most of our named executive officers under their respective employment agreements. The Company evaluates the level of severance benefit to provide a named executive officer on a case-by-case basis and, in general, we consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders. In order to encourage executive officers to remain employed with the Company during this important time, we provide named executive officers with variable levels of an enhanced severance benefit if their employment is terminated without cause or in connection with a change in control. If the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit, in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a certain period following separation. See table titled Potential Payments Upon Termination or Change in Control.

EXECUTIVE COMPENSATION DECISIONS

Introduction

The Company’s financial and operating performance in 2008 served as the backdrop for the Committee’s compensation decisions in early 2009. Our 2008 results reflected the effects of the recession and the significant impact of the housing market downturn. These economic factors resulted in:

•	Non-performing assets increased to $161.3 million, or 1.88% of total assets, as of December 31, 2008, compared to $98.0 million, or 1.18% of total assets as of December 31, 2007.

•	Net charge-offs were $96.7 million in 2008, or 1.58% of average loans and leases, as compared to net charge-offs of $22.0 million, or 0.38% of average loans and leases in 2007.

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Downgrades within the loan portfolio and increases in non-performing loans and net charge-offs in 2008 contributed to a $107.7 million provision for loan and lease losses in 2008, as compared to $41.7 million in 2007.

However, in 2008, we accomplished the following:

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Issued $214.2 million of new preferred stock and a warrant to purchase up to 2.2 million shares of the Company’s common stock to the U.S. Treasury under the Capital Purchase Program. This increased our total risk based capital ratio to 14.6% as of December 31, 2008, compared to 10.9% as of December 31, 2007.

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Opened a new Commercial Banking Center in San Francisco, California and a Mortgage Office in Stockton, California. Additionally, we remodeled thirty-eight stores to meet Umpqua’s brand standards and customer expectations throughout the California region. These efforts primarily relate to locations acquired through recent acquisitions.

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Earned $0.82 per diluted common share, as compared to $1.05 per diluted share in 2007. The decline in net income per diluted common share was principally attributed to an increased provision for loan and lease losses, losses incurred on disposition of other real estate owned, and interest reversals on loans, resulting from the housing market downturn.

•	Increased total consolidated assets to $8.6 billion as of December 31, 2008, compared to $8.3 billion as of December 31, 2007, representing an increase of $257.5 million or 3%.

•	Declared cash dividends of $0.19 per share in the first, second and third quarters of 2008, and $0.05 per share in the fourth quarter of 2008.

2008 was an unprecedented year in the financial services industry. Problems in the residential development sector and stress in the mortgage markets that were evident in early 2008, evolved by year-end into a full scale financial crisis and world-wide recession. The Company’s financial projections for 2009, upon which a large component of the annual incentive plans are based, were virtually unattainable by the end of the first quarter. Umpqua did not achieve its earnings goals in this difficult credit and overall economic environment. Therefore, our named executive officers did not receive any part of the financial component of their annual incentive plans. Due to the CPP Compensation Regulations, Mr. Davis and Mr. Copeland received no payments under their annual incentive plans.

2009 Base Salary and Annual Incentive Targets for Mr. Davis

In 2008, the Compensation Committee directly hired PricewaterhouseCoopers (PWC) as an independent compensation consultant reporting only to the Committee with respect to benchmarking the CEO’s compensation for 2009. The Committee and the Committee’s Chair, at that time, Mr. Lansing, had extensive conversations with PWC about the history and goals of our executive compensation program.

The Committee decided to utilize only two peer groups going forward, one peer group for benchmarking named executive officer compensation and a second peer group for purposes of grants under the 2007 Long Term Incentive Plan. Although the primary peers in PWC’s 2008 benchmarking report were western regional banks, the Committee concluded that recruitment for the CEO and many of the named executive officers would likely occur on a national basis. On the other hand, regional comparisons appeared to make more sense for the performance metrics in the LTI plan. Therefore, in future years the Committee intends to broaden the compensation peer group to reflect a more national sample. The Committee considered input from PWC and from management in determining appropriate peer groups and came to its own conclusion as to the companies to be included.

Except for executive compensation analysis services, neither PWC nor its affiliates provided services to Umpqua or its affiliates during 2009.

PWC was asked to compare the CEO’s compensation package with that of the peer group in three major areas: (i) base salary (ii) total cash compensation (TCC) which is base salary plus annual incentive and (iii) total direct compensation (TDC), which is base salary plus annual incentive plus long term incentive expected value. The Committee concluded that based on the performance of the company and Mr. Davis in 2008, the 50th percentile to 75th percentile range continued to be an appropriate benchmark range for the CEO’s 2009 compensation. The Committee noted that although the Company’s financial performance was less than desired, base salary is primarily related to the leadership qualities of the individual and the officer’s tenure in position and that financial performance metrics were more important to consider in connection with incentive compensation. Although PWC and the Committee noted that it was unusual for the CEO to go two years without a base salary increase, the Committee agreed with CEO Davis’s recommendation to not increase his base salary or target incentive in 2009

Although the Committee considers benchmark reports as only a factor in its analysis, in 2008, the Committee was guided by the 50th percentile for TDC when calculating the CEO’s 2009 stock option and RSU grants. The Committee believes it is important to follow its process on a consistent basis and to grant awards in accordance with a consistent pattern and practice.

In 2008, the Committee selected, and PWC analyzed, a peer group of 12 companies in the regional bank category, whose primary locations are in the western U.S., with total assets ranging from about $2.6 to $15.9 billion as of December 31, 2007. This peer group consisted of:

Banner Corp	East West Bancorp	Pacwest Bancorp	UCBH Holdings, Inc.
Cathay General Bancorp	Hanmi Financial Corp.	Sterling Financial Corp	Westamerica Bancorporation
City National Corp.	Pacific Capital Bancorp	SVB Financial Group	Western Alliance Bancorporation

PWC’s analysis was based on a review of proxy data for three years (2005-2007) and published survey data for 2008. PWC analyzed Mr. Davis’s compensation as compared to the peer group median, with “market” being plus or minus 15% of median. PWC concluded that Mr. Davis’s 2008 total cash compensation (TCC) and total direct compensation (TDC) were “above market”, and base salary was “at market”.

In January 2009, based on the information received and reviewed and their deliberations, the Compensation Committee approved the following base salary and incentive targets for Mr. Davis, which were approved by the full board:

2009 Base Salary	Percentage Increase over 2008	Target Incentive	Percentage Increase over 2008	Target Incentive as a Percentage of Base Salary	Target Compensation (Base plus Incentive)
$714,000	0%	$714,000	0%	100%	$1,428,000

In recognition of Mr. Davis’s extraordinary leadership in a difficult operating environment, the Committee also approved the grant of a 50,000 share option under the 2003 Stock Incentive Plan and a 40,000 share grant of restricted stock units under the 2007 Long Term Incentive Plan. The estimated value of that total direct compensation package was approximately $1.9 million, which was slightly above median ($1.7 million) and below the average ($2.6 million) for TDC of the peer group.

2009 Base Salary and Annual Incentive Targets for Other Named Executive Officers

In 2008, management relied on the benchmarking report provided by Watson Wyatt Worldwide (WWW) in 2007. In 2008, WWW was asked to “age” the data and provided guidance that base salaries for the other named executive officers had increased 3%-5%. Management did not request a formal benchmarking report. Except for these executive compensation aging services, WWW provided no other services to Umpqua or its affiliates in 2009.

Management prepared a proforma summary compensation table, which was used by the Committee as comparative tally sheets for review of named executive officer compensation.

In January 2009, Mr. Davis met with the Committee to review his recommendations for the named executive officers, based on his own evaluation of their performance and his review of the aged WWW data from 2007. The Committee noted that Mr. Copeland was assuming leadership of the commercial banking division, in addition to his duties as Chief Credit Officer and that this increase in responsibility should be reflected in his base salary. Mr. Farnsworth was appointed Chief Financial Officer in July 2008 and his base salary was increased to $200,000 at that time. Benchmarking information from WWW’s 2007 report indicated that was well below median for the market and the Committee agreed with Mr. Davis that an equitable adjustment closer to market levels was warranted.

In January 2009, based on the CEO’s recommendation and the other information received and reviewed and their deliberations, the Compensation Committee approved the following base salaries and incentive targets for the named executive officers in 2009:

Name	2009 Base Salary	Percentage Increase (Decrease) over 2008	Target Incentive(3)	Percentage Increase (Decrease) over 2008	Target Incentive as a Percentage of Base Salary	Target Compensation (Base plus Incentive)
Brad Copeland	$400,000	9.6%	$400,000	46.1%	100%	$800,000
Kelly Johnson(1)	$300,000	N/A	$300,000	N/A	100%	$600,000
Colin Eccles(2)	$280,000	N/A	$140,000	N/A	50%	$420,000
Ron Farnsworth	$230,000	15.0%	$172,500	72.5%	75%	$402,500

(1)	Mr. Johnson joined the Company in January 2009 as EVP/Wealth Management and his salary was not determined by the Committee as part of the annual executive compensation review.

(2)	Mr. Eccles joined the Company in January 2009 as EVP/Chief Information Officer and his salary was not determined by the Committee as part of the annual executive compensation review.

(3)	The 2009 incentive plans were adopted prior to Treasury’s issuance of regulations that prohibit payment of incentive compensation to the named executive officers. Mr. Johnson and Mr. Eccles were not one of the five most highly compensated employees for 2009 under the CPP Compensation Regulations and were therefore eligible to receive annual incentive awards for the 2009 fiscal year.

2009 Incentive Compensation Earned by the Named Executive Officers

In accordance with the Treasury’s CPP Compensation Regulations, no bonus or incentive compensation can be paid for 2009 to the five most highly compensated employees as defined in those regulations. Of our named executive officers for 2009, this applied to Mr. Davis and Mr. Copeland and they did not receive any annual cash incentive compensation. Annual incentives were calculated and paid to those executive officers who were not precluded from receiving them under the CPP Compensation Regulations. The Committee had adopted annual incentive plans for Mr. Davis and Mr. Copeland, as described below, but there were no payouts to those two officers for 2009.

Although management and the Committee wished to preserve its annual incentive program as an important part of the executive compensation program, that is not possible for the five most highly paid executives under the CPP Compensation Regulations. Under those regulations, the Company is prohibited from paying annual cash incentives, which are performance-based, but the Company can raise base salaries and can issue long term restricted stock grants that fully vest after the CPP investment has been repaid. This effectively converts the short term incentive portion of our program into long term equity incentives and/or into base salaries that are not performance based.

As in the past, in January 2009, the Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus these executives on objectives that would benefit shareholders:

•	corporate financial targets-measured by operating earnings per share-fully diluted;

•	leadership and cultural competencies;

•	regulatory and compliance goals; and

•	personal and business unit goals (for all except Mr. Davis).

The Company emphasizes objective performance benchmarks for annual incentive compensation, as measured by fully diluted operating earnings per share, and achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews. These objective standards (Financial Performance and Regulatory) are consistent with the 2005 Performance Based Incentive Plan and comprise 80% of Mr. Davis’s target incentive and 65% of the target incentive of the other named executive officers. The other performance targets include subjective standards and are awarded outside the 2005 Performance Based Incentive Plan. However, the Leadership/Unit Financial component is directly tied to the CEO’s evaluation of the executive’s performance compared with specific individual business goals that are established at the beginning of each year and incorporated in the executive’s annual incentive plan.

In January 2010, the Compensation Committee reviewed 2009 operating and personal results against the incentive plans for each of the named executive officers. The Committee determined that the Company’s actual earnings per share were below the lowest range for any executives’ targeted incentive and, in accordance with the 2009 plan, each named executive officer received no payout for the corporate financial performance component. CEO Davis presented his evaluation of the performance of each of the named executive officers and recommended the 2009 cash incentives to be paid to each officer who was eligible to receive such an award under the CPP Compensation Regulations. The Committee reviewed and approved those recommendations.

In reviewing the subjective categories of Leadership/Unit Financial performance and Personal/Business goals for each named executive officer, the Committee noted the exemplary work done by the executive team in managing problem credits, strengthening capital and liquidity and positioning the company to survive the near term and emerge stronger than ever in the long term.

Achievement of performance targets in each of the other areas varied with each officer and incentive payouts for Mr. Farnsworth, Mr. Johnson and Mr. Eccles ranged from 20% to 43% of the targeted incentive.

For 2009, no executive received an incentive for the financial performance component and other categories were further reduced due to the Company’s negative earnings, despite the achievement of goals in those other categories. The 2009 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

Name	Financial Performance	%*	Regulatory	%*	Leadership/ Unit Financial**	%*	Personal/ Business	%*	Total	Target	Total as a % of Target
Davis	$0	65	$0	15	$0	20	N/A	0	$0	$714,000	0%
Copeland	$0	40	$0	15	$0	30	$0	15	$0	$400,000	0%
Johnson	$0	40	$15,000	15	$30,000	30	$15,000	15	$60,000	$300,000	20%
Eccles	$0	40	$15,000	15	$30,000	30	$15,000	15	$60,000	$140,000	43%
Farnsworth	$0	40	$18,750	15	$37,500	30	$18,750	15	$75,000	$172,500	43%

*	This represents the percentage of the total target incentive that is allocated to each performance category shown in the column to the left.

**	For Mr. Davis, this is his Leadership goal; for all other named executive officers this is their respective business unit profitability or expense control goal.

2009 Long Term Incentive Compensation

In February 2009, the Committee approved stock option grants to the named executive officers. The Committee felt that given the relatively low stock price at the time, the expense to the Company would be modest, the awards would provide an incentive to increase price of the Company’s stock and would provide an incentive for the named executive officers to stay with the Company during what is projected to be a difficult operating environment for the foreseeable future.

In March 2009, the company issued RSU grants under the 2007 LTI Plan to Messrs. Davis and Copeland in connection with the approval of their annual compensation packages. These grants are described in the Grants of Plan Based Awards table. They are the most senior executive officers with the greatest areas of responsibility within the Company and have significant influence over the company’s earnings performance. These grants have a performance vesting requirement based on the Company’s earnings per share growth as compared with the earnings per share growth achieved by a peer group of companies. When recommending these grants, the Committee considered the value of these grants in the context of overall compensation and the survey data.

Internal Pay Equity

In December 2008 and January 2009, the Committee considered internal pay equity when it reviewed the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. The Committee received and reviewed the PWC and WWW reports referenced above to evaluate the compensation paid to the CEOs in the PWC peer group against the compensation paid to the other executive officers in the WWW report. The Committee considers total direct compensation (TDC), but not the Davis SERP, when reviewing internal pay equity. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

Capital Purchase Program- Executive Compensation Requirements

When the Treasury announced the Capital Purchase Program (CPP), it required participating banks to comply with section 111 of the Emergency Economic Stabilization Act of 2008 (EESA), which requires that participants meet appropriate standards for executive compensation and corporate governance for as long as Treasury holds an equity or debt position in the financial institution. When deciding to participate in the program, our board evaluated these requirements and the impact they would have on the Company, and considered them in light of the support this capital would provide to our lending programs.

The Company then determined that the only measurable impact that the original CPP requirements would have on the Company is the new limit on deductibility of executive compensation under IRC §162(m). The Company evaluated the cost of that change and determined that participation in the CPP, under the terms and conditions then in effect, was a very cost-effective way to raise capital compared with the cost of private capital at that time.

However, as part of the American Recovery and Reinvestment Act of 2009 effective February 17, 2009, Congress enacted new and revised executive compensation requirements that affect the Company, as a participant in the CPP. In June, the Treasury Department issued implementing regulations under ARRA (the CPP Compensation Regulations) that significantly affect our executive compensation program. Those requirements are outlined below.

For purposes of that section, the “most highly compensated employees” (MHCs) are the five executives with the highest annual compensation as of December 31, 2008 and they are identified in the section titled Identification of Named Executive Officers in this proxy statement.

All of our executive officers, including the MHCs and the named executive officers have executed letter agreements in which they acknowledge that their benefit plans have been modified by the CPP Compensation Regulations.

Limits on Incentive Compensation.    Under the CPP Compensation Regulations, the Company is prohibited from accruing or paying any bonuses, retention awards (including new hire/“make-whole” awards) or incentive compensation (including stock options) to at least the five most highly compensated employees, except the following:

•

payments of “Long-Term Restricted Stock,” (LTRS) including restricted stock units, subject to prescribed vesting criteria included in the rules and having a value of no more than one-third of the employee’s total compensation.

•	The LTRS may be payable in stock or in cash, as long as the cash is equivalent to the value of the underlying stock.

•	“Annual compensation” is the amount disclosed in the Summary Compensation Table except that it may exclude actuarial increases in pension plans.

•

For this purpose, “compensation” includes all equity based compensation in the year in which it was granted, measured at FMV on the grant date. So, for 2009, it includes only equity compensation granted in 2009.

•	The value of any LTRS grant is included in “compensation” at its FMV on the grant date only in the year that it is granted.

•	The MHC must remain employed for at least 2 years after the LTRS is granted and the grant may not fully vest until all of the CPP investment is repaid.

•	This payment limitation does not apply to any incentives accrued or paid prior to June 15, 2009 if the employee had a legally binding right to receive the payment as of February 11, 2009.

For Umpqua, there is no limit on the amount of base salary that can be paid because we did not receive extraordinary assistance. However, the $500,000 cap on deductibility of compensation paid to our named executive officers continues.

Compensation Deduction is Capped.    The amendment to section 162(m) reduces the $1 million deduction limitation to $500,000 for financial institutions participating in the CPP. For purposes of the $500,000 deduction limit, all executive compensation is subject to the deductibility cap, including performance-based compensation. This limitation on deductibility does not affect any officer’s receipt of compensation, but increases the company’s tax liability.

No Golden Parachute Payments Allowed.    The amendment to section 280G provides that the company may not pay “golden parachute” payments to SEOs and the next five most highly compensated employees (MHCs).

•	Golden parachute payments include any payments paid as a result of the employee’s departure from the Company for any reason, and payments made on account of a “change in control” of the Company.

•	This applies to most of the Company’s executive team.

•	Golden parachute payments may not be deferred past the end of the TARP period because they are treated as payable at the time of departure.

•	A golden parachute payment includes the acceleration of vesting due the departure or change in control event.

•	It does not include payments made upon departure due to death or disability.

•	The rules do not prohibit entering into agreements to make such payments outside of the TARP period if termination occurs outside TARP period or when executive is not an SEO or one of the MHCs.

All of our employment and the benefit agreements with named executive officers have a “280G” cutback provision that, in essence, provides that the company will not pay and the executive will not receive an excess parachute payment. However, the CPP Compensation Regulations prohibit any severance or change in control benefit payment, not just “excess” payments. No SEO left the Company before the CPP investment was repaid in February 2010, so this provision had no effect on any of our SEOs.

Clawback Provision.    The Company must ensure that any bonus payment made to an SEO or the next twenty MHCs during the TARP period is subject to recovery or “clawback” by the company if the bonus payment was based on materially inaccurate financial statements (which included, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria. Since 2007, the annual incentive plans and the LTI agreements with our named executive officers have included similar clawback provisions. We now have included a clawback provision in all of the Company’s manager incentive plans.

No Excessive or Luxury Expenditures.    In accordance with the CPP Compensation Regulations, we have adopted, filed with Treasury and posted on our website an “excessive and luxury” expenditure policy, which governs expenditures relating to entertainment or events, office renovations, aircraft and vehicle use.

Disclosure.    We are required to annually, within 120 days after year-end, disclose to Treasury and the FDIC the payment of perquisites exceeding $25,000 for any employee subject to bonus restriction (our MHCs), including the amount and nature of the perquisite and the justification for providing it. We also must annually disclose to Treasury and the FDIC information about our use of compensation consultants for benchmarking.

Say on Pay.    We include in this Proxy Statement a non-binding “say-on-pay” resolution for shareholder consideration.

CEO and CFO Certifications.    Our CEO and CFO provide, within 90 days after the close of each fiscal year, compliance certifications to Treasury confirming our compliance with the CPP Compensation Regulations. These certifications are filed as Exhibits to our 10-K and we preserve supporting records and documentation for at least 6 years after the certification.

Compensation Committee Review and Certification.    In addition, the CPP Compensation Regulations establish a compliance reporting regime, which includes a requirement that the Compensation Committee meet twice a year to review the entity’s compensation policies for unnecessary risk, and to annually disclose its findings.

•	Every six months the Compensation Committee is to review all employee compensation plans with senior risk officers to identify and eliminate excessive risk components;

•	Annually provide a narrative description of how the SEO compensation plans do not encourage excessively risky behavior.

Compensation Committee Certification.    In accordance with our CPP agreement, the Compensation Committee reviewed the SEO incentive compensation arrangements with the company’s senior risk officers and personnel acting in a similar capacity, to ensure that the SEO incentive compensation arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the institution. In December 2009, the Committee met with the CEO, the Chief Auditor, the EVP/Cultural Enhancement (our HR Director) and General Counsel to review certain reports and:

(1)	Discuss with the bank’s senior risk officers the long term and short term risks that the bank faces that could threaten the value of the company;

(2)	Identify the features of the company’s incentive compensation arrangements that could lead SEOs to take such risks or focus on short-term results how to limit those features; and

(3)	Review the employee compensation plans and eliminate features in those plans that could encourage manipulation of reported earnings.

Review of Risk Associated With Compensation Plans

The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company’s success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives. Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company’s variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results. Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, sound investment advice, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

Incentive Plans, which are reviewed and revised on an annual basis, have defined terms and conditions which enable the Company to adjust the final scoring and payment of the plan, including adjustments that may only become apparent upon an after the fact review. In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout. Generally, there is more oversight on plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Bank’s safety and soundness, such as Commercial, Mortgage and Umpqua Investments. The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

All members of our Compensation Committee are also members of our Budget Committee, so they are well aware of the Company’s financial performance at the enterprise level and at the primary business unit level and they use this information when reviewing and approving incentive payouts to our named executive officers. In 2009, the Committee met with senior risk officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, that those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

It was noted that the primary financial component for incentive compensation is earnings per share, which is an audited number and that credit quality has the most significant effect on earnings in this environment. The board regularly receives reports about key credit measures and the steps undertaken by management to address credit risk. In addition, the company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, such as:

•	prohibiting the re-pricing of stock options;

•	requiring executives to acquire and hold substantial ownership positions in company stock;

•	implementing “claw-back” provisions in annual incentive plans; and

•	adopting a “hold to retirement” policy with respect to 75% of the net gains from equity awards.

Following that discussion, the Committee unanimously authorized the certification found in the Compensation Committee report, below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee certifies that:

1.	It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Umpqua Holdings Corporation;

2.	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Umpqua Holdings Corporation; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Umpqua Holdings Corporation to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the review and discussions referred to in paragraph (e) (5) (i) (A) of this Item, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2009.

Submitted by the Compensation Committee:

Dan Giustina (Chair)

Peggy Fowler

Bill Lansing

Diane Miller (Vice Chair)

Bryan Timm

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)
Davis, Raymond P., President/ CEO	2009	$714,000	$0	$320,400	$184,000	$0	$1,054,236	$44,080	$2,316,716
	2008	$714,000	$0	$601,860	$485,000	$297,525	$1,048,916	$69,444	$3,216,745
	2007	$714,000	$0	$1,966,595	$374,500	$285,600	$227,270	$63,810	$3,631,775

Copeland, Brad F., Sr. EVP/ Operations & CCO	2009	$400,000	$0	$200,250	$92,000	$0		$15,371	$707,621
	2008	$365,000	$0	$305,229	$176,850	$155,265		$34,553	$1,036,897
	2007	$359,825	$25,000	$588,480		$219,000		$36,211	$1,228,516

Johnson, Kelly J., EVP/Wealth Management	2009	$300,000	$250,000	$129,625	$80,740	$60,000		$20,749	$841,114

Eccles, Colin, EVP/CIO	2009	$280,000	$50,000	$45,050	$63,800	$60,000		$2,881	$501,731

Farnsworth, Ronald L., EVP/CFO(5)	2009	$230,000		$0	$55,200	$75,000		$5,483	$365,683
	2008	$180,000		$0	$97,000	$70,000		$8,457	$355,457
	2007	$160,000		$140,150		$54,000		$9,470	$363,620

(1)	The amount shown in column (d) for Mr. Copeland represents a discretionary bonus paid in 2007. For Mr. Johnson and Mr. Eccles, the amount represents a signing bonus with claw back provisions.

(2)	The amounts shown in column (e) and (f) represent the fair value of stock and option awards issued during the year(s) shown. The assumptions made in calculating these values are disclosed in the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K.

(3)	The amounts shown in column (g) were earned in the year noted and awarded under the Company’s annual incentive plans but paid in the following year.

(4)	The following table itemizes the amounts shown in column (i), All Other Compensation:

Name	Annual Auto Allowance/Use Value(i)	Annual Paid Parking	Annual Dues and Club Memberships	Top Hat Plan(ii)	Dividends on Unvested Restricted Shares(iii)	Split Dollar VEB(iv)	Total
Davis, R.	$9,000	$2,400	$3,265	$0	$16,089	$13,326	$44,080
Copeland, B.	$10,250	$612	$3,609	$0	$900	$0	$15,371
Johnson, K.	$0	$2,700	$7,204	$8,970	$1,875	$0	$20,749
Eccles, C.	$0	$0	$0	$2,131	$750	$0	$2,881
Farnsworth, R.	$0	$2,700	$0	$1,683	$1,100	$0	$5,483

(i)	Amounts included in executive’s income for personal use of the Company vehicle assigned to that executive.

(ii)	Amount contributed by Company to the executive’s account under the Supplemental Retirement (Top Hat) Plan.

(iii)	Dividends paid in 2009 on the unvested portion of outstanding RSA grants and accumulated dividend equivalents on a deferred RSA grant (to Mr. Davis) issued under the 2003 Stock Incentive Plan.

(iv)	This is the value of economic benefit to Mr. Davis of the $5 million split dollar agreement discussed in the section titled Retirement Plan for Mr. Davis. In 2009, Mr. Davis paid taxes of $6,057 associated with that benefit.

(5)	Mr. Farnsworth became the Principal Financial Officer on May 16, 2007.

Compensation Agreements

Employment Agreement with Raymond P. Davis

Our agreement with Mr. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his incentive received the prior year. Should Mr. Davis’ employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the incentive that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis

The company has a Supplemental Executive Retirement Plan with Mr. Davis dated July 1, 2003, which was most recently amended and restated effective January 1, 2007 (the Davis SERP) that provides for a fixed schedule of retirement benefits to be paid to him if he retires on or after June 3, 2011. The Davis SERP also provides for adjusted payments if Mr. Davis is terminated or leaves Umpqua prior to June 3, 2011.

Effective, April 16, 2008, the Company amended and restated the Davis SERP to eliminate the cutback (vesting) in the retirement benefits Mr. Davis would receive if he were to terminate his employment “without good reason” or be terminated by the Company “without cause”. Under either circumstance, he is now entitled to receive a retirement benefit starting at age 62 actuarially determined based upon the amount of the “Account” (the amount the company has accrued at the time of his termination) without any cutback. Further, the revised SERP eliminates any payment to his estate or designated beneficiary in the event of his death before age 62 while in the employ of the Company. In lieu of the death benefit previously provided in the SERP, the Company has entered into a Split-Dollar Insurance Agreement (Endorsement Method) with Mr. Davis which provides for a death benefit payable to his designated beneficiary of $5 million in the event of his death while in the employ of the Company prior to age 62. The agreement expires when he attains age 62. In the event of his death while in the employ of the Company after age 62, his estate or designated beneficiary is entitled to receive payments under the SERP as if he had elected to retire the day prior to his death. See table titled Annual Benefit Payable Under Davis SERP.

Employment Agreements with Other Named Executive Officers

Mr. Copeland

We have an Employment Agreement with Brad F. Copeland. This Agreement was amended in September 2008 to extend the term to December 31, 2013, but the agreement has no specific term of employment. If we terminate Mr. Copeland’s employment without cause or the executive leaves our employ for good reason, as defined in that Agreement, the executive is entitled to a severance benefit. The Agreement with Mr. Copeland entitles him to a severance benefit equal to the greater of nine months of his then current base salary or two weeks for every year of employment, paid over nine months.

Should employment terminate within one year following a change in control, as defined in the Agreement, Mr. Copeland will receive a change in control benefit equal to 36 months current base salary and three times the incentive he received the prior year, payable over 36 months. This change in control benefit is in lieu of a severance benefit. Alternatively, if he remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months current base salary and 100% of the incentive paid the prior year payable over 12 months, beginning one year after the change in control. Mr. Copeland may not receive a retention benefit if he is receiving a change in control benefit.

Mr. Farnsworth

We have an Employment Agreement with Mr. Farnsworth effective March 5, 2008. His severance benefit is equal to the greater of nine months of his then current base salary or two weeks for every year of employment, paid over nine months if he is terminated without cause or he leaves for good reason. If Mr. Farnsworth’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to 24 months current base salary and 200% of the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit. If Mr. Farnsworth remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months base salary and 100% of the incentive paid the prior year, payable over 12 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

Mr. Johnson

We have an Employment Agreement with Mr. Johnson effective January 15, 2009. There is no severance benefit under this Agreement, however, Mr. Johnson received a $250,000 signing bonus upon his commencement of employment that is repayable by him if his employment terminates on or before January 15, 2014 for any reason other than “Good Reason” as defined in the Agreement. This repayment obligation is reduced by 20% ($50,000) on each anniversary date of his continued employment, beginning January 15, 2010. If Mr. Johnson’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to 24 months current base salary and 200% of the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit. If Mr. Johnson remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months base salary and 100% of the incentive paid the prior year, payable over 12 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

Mr. Eccles

We have an Employment Agreement with Mr. Eccles effective January 21, 2009. His severance benefit is equal to the greater of nine months of his then current base salary or two weeks for every year of employment, paid over nine months if he is terminated without cause or he leaves for good reason. If Mr. Eccles’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to 24 months current base salary and 200% of the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit. If Mr. Eccles remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months base salary and 100% of the incentive paid the prior year, payable over 12 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

Miscellaneous Provisions in Employment Agreements

Each of our Employment Agreements with named executive officers includes the following provisions;

•	An IRC 280G adjustment that prohibits any benefit payment to the executive to the extent it would constitute an “excess parachute payment” under Internal Revenue Code §280G.

•	A prohibition on competing with the Company during the time that the executive is receiving payment of a severance, change in control or retention incentive benefit.

•	A prohibition on solicitation of the Company’s customers or employees for two years following the executive’s departure.

•

A requirement that the executive sign a release of claims against the Company as a condition to receiving a severance or change in control benefit. This release of claims provision is not included in Mr. Davis’ agreement.

Deferred Compensation Plan

In September 2008, the company adopted a restated Supplemental Retirement and Deferred Compensation Plan. The deferred compensation component of the non-qualified plan is effective for eligible officers beginning January 1, 2009. Participants may defer a portion of their salary (up to 50%) into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The company has no plans to make discretionary contributions to the deferred compensation accounts.

401(k) and Profit Sharing Plan

Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended. Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2009, the Company made a matching contribution of up to 50% of each participant’s salary deferral, up to 6% of eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

Supplemental Retirement (“Top Hat”) Plan

We maintain a non-qualified deferred compensation plan for executive officers who are selected by the board to participate in the plan. Under the plan the Company may make discretionary profit sharing or other contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974. In 2009, Messrs. Davis, Copeland, Johnson, Eccles and Farnsworth were eligible to participate in this plan, but Mr. Davis and Mr. Copeland received no company contribution due to CPP Compensation Regulation restrictions.

2005 Performance-Based Incentive Plan

The Company’s 2005 Performance-Based Incentive Plan is designed to tie a significant portion of annual compensation to Company performance and to provide incentives to executive officers to achieve results tied to important objective business criteria. The Plan was approved by shareholders in 2005 and is intended to ensure that performance-based compensation awarded to the Company’s executives is deductible. The Plan is administered by the Compensation Committee. In December 2008, the board of directors extended the term of the plan to December 31, 2009. The board is recommending that shareholders approve, at the 2010 annual meeting, an amendment to the plan extending its termination date to December 31, 2014. The Plan authorizes the payment of an annual incentive tied to a percentage of the executive’s base salary and that incentive compensation is awarded upon achieving performance targets related to the corporate objectives established by the Compensation Committee. For 2009, the performance-based targets were:

•	the Company’s diluted operating earnings per share; and

•	supervisory ratings issued by regulatory agencies for the Company and its subsidiaries.

The Compensation Committee determines the plan participants for each performance period. In addition to the executive officers listed on the Summary Compensation Table, all executive officers are eligible to be designated by the Compensation Committee to participate in the Plan.

Equity Compensation Plan Information

See the table at Part II, Item 5 of the Company’s Form 10-K for information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees and directors of Umpqua, its subsidiaries and its predecessors by merger that were in effect at December 31, 2009.

Long Term Incentive Plans and Awards

2003 Stock Incentive Plan

We have a 2003 Stock Incentive Plan that was most recently approved and amended by our shareholders in 2007. Two million shares of common stock were reserved for issuance under the 2003 plan. The plan is administered by the Compensation Committee. Under the 2003 plan, non-qualified stock options, incentive stock options and restricted stock awards may be issued to employees and directors of the Company and its subsidiaries, as recommended by the Committee and approved by the board.

Under the terms of the 2003 plan, awards of stock options and restricted stock awards, when added to options under all other plans, are limited to a maximum of ten percent of the outstanding shares on a fully diluted basis. During 2009, we granted 25,900 restricted shares, under the 2003 Stock Incentive Plan. There were 65,000 shares awarded as RSUs to two employees under the Long Term Incentive Plan. The restricted stock award grants vest 20% per year over five years following the date of the grant. In addition, in 2009, we granted options to purchase common stock to our named executive officers under the 2003 Stock Incentive Plan. See table titled Grants of Plan Based Awards. All grants and awards were recommended by the Compensation Committee and approved by the full board of directors. As of February 12, 2010, there were a total of 143,276 shares in the 2003 plan available for future awards and grants, of which all are immediately available for issuance under the ten percent limitation. At the 2010 annual meeting, we seek shareholder approval to make an additional 2 million shares available for issuance under this plan and to extend the plan’s termination date to June 30, 2015.

2007 Long Term Incentive Plan

We have a long term incentive plan that was approved by shareholders in 2007. This 2007 LTI Plan reserves 1,000,000 shares of the Company’s common stock for issuance to executive officers in the form of restricted stock units. No more than 70,000 shares may be awarded to any participant in a calendar year under the 2007 Plan, except in connection with hiring an executive. The Compensation Committee determines which executive officers of the Company and its subsidiaries will participate in the Plan.

The Plan authorizes the award of RSU grants, which are subject to performance-based vesting, as well as any other vesting requirements established by the Compensation Committee for a grant, such as time-based service vesting. The performance goals for vesting (i) must be established by the Compensation Committee within the first 90 days of the performance period; (ii) must be objectively determinable; and (iii) the outcome of a performance goal must be substantially uncertain at the time the performance goal is established.

The Committee may base the performance goals for an RSU grant on one or more of these Performance Criteria. The performance goals are specific targets, schedules or thresholds against which actual performance is to be measured for purpose of determining the amount of vesting of an RSU grant.

The Committee has broad discretion in making RSU grants and determining the applicable performance goals and other vesting requirements, provided the performance goals are based on one or more of the above-listed Performance Criteria.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2009. The actual payouts under the annual incentive plans are shown in column (g) of the Summary Compensation Table. All restricted stock (RSA) and option awards were made under the 2003 Stock Incentive Plan. All restricted stock unit (RSU) awards were made under the 2007 LTI Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date	Grant Date Fair Value of Stock & Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)(1)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)(6)	(k)(7)		(l)(8)
Davis	2/02/09								50,000	$9.23	$9.23	$184,000
	3/30/09				0	40,000	70,000
Copeland	2/02/09								25,000	$9.23	$9.23	$92,000
	3/30/09				0	25,000	43,750
Johnson	1/1/09	0	300,000	427,500
	1/12/09							12,500		$10.37	$10.37	$129,625
	1/12/09								22,000	$10.37	$10.37	$80,740
Eccles	1/1/09	0	140,000	199,500
	1/21/09							5,000		$9.01	$9.01	$45,050
	1/21/09								20,000	$9.01	$9.01	$63,800
Farnsworth	1/1/09	0	172,500	245,813
	2/02/09								15,000	$9.23	$9.23	$55,200

Notes:

(1)	The incentive targets reported in column (d) are calculated on base salaries at December 31, 2009. The annual incentive plans state that incentives will be calculated on year-end base salaries.

(2)	The shares reported in columns (f)-(h) relate to RSU grants that are subject to both a performance-based vesting requirement and a three-year service vesting requirement. These RSUs were granted March 30, 2009. The performance-based vesting is based on the Company’s earnings per share growth (“EPS Growth”), as compared to fifteen specified peer financial institutions. There is no minimum number of shares that will vest. The performance-based vesting is based on EPS Growth for the three year period ending December 31, 2011. Units vested based on the performance-based measurement will not be fully vested unless the executive’s employment continues through February 15, 2012. The time-based service vesting requirement is accelerated and waived, however, in the event the executive’s employment terminates before February 15, 2012, as a result of termination by the Company without Cause (as defined in the 2007 Plan) or by the executive for Good Reason (as defined in the 2007 Plan), or in the event of a Change in Control (as defined in the 2007 Plan). Under these circumstances, the performance-based vesting will be measured based on the Company’s performance for the performance period ended as of the fiscal quarter end prior to such termination or Change in Control. In the event of termination without Cause or for Good Reason, the vested amount of units will be prorated for the portion of the three-year service period actually served. In the event of a Change in Control, there is no reduction in vested units based on the shortened service period. The number of shares issued in settlement of the grant is based on the number of vested units.

(3)	The target number of units under Mr. Davis’s grant is 40,000. The target number of units under Mr. Copeland’s grant is 25,000.

(4)	The executives have the possibility of receiving a maximum of 175% of their target units.

(5)	The shares reported in column (i) are restricted stock award (RSA) grants issued under the 2003 Stock Incentive Plan that vest 20% per year over a five year period beginning one year after date of grant.

(6)

The shares underlying options reported in column (j) were issued under the 2003 Stock Incentive Plan and vest 20% per year over a five year period, beginning one year after date of grant, except the grants to

Mr. Davis. Mr. Davis’ grants vest over a four year period, 30% per year for the first two years and 20% per year for the third and fourth years.

(7)	Column (k) shows the exercise price of the stock option awarded to the named executive officer. Also presented is the closing price of Umpqua common stock on the grant date.

(8)	Column (l) shows the aggregate grant date fair value associated with all RSAs, deferred RSAs that are accounted for as RSUs, and option awards, as determined under FAS 123R. The assumptions used to calculate FAS 123R values are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2009. All awards granted in 2003 and later years were granted under the 2003 Stock Incentive Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)		(c)(3)		(d)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)	(j)(9)
Davis, R.
1/02/2002	50,000					$13.34	1/02/2012
4/28/2003	75,000					$19.31	4/27/2013
7/01/2003	0		75,000	(11)		$18.58	6/30/2013
1/03/2005	75,000					$24.71	1/03/2015
1/18/2006	20,000	(10)	5,000			$28.425	1/17/2016
3/05/2007										68,250	$915,233
3/05/2007	50,000					$26.12	3/05/2017
3/05/2007								38,284	$513,388
1/28/2008	30,000	(10)	70,000			$15.50	1/27/2018
3/24/2008										73,500	$985,635
7/21/2008	15,000	(10)	35,000			$11.59	7/20/2018
2/02/2009	0		50,000	(10)		$9.23	2/01/2019
3/30/2009										70,000	$938,700

Copeland, B.
1/02/2002	15,000					$13.34	1/02/2012
9/30/2003	15,000					$19.01	9/30/2013
1/21/2005	32,000	(12)	8,000			$23.49	1/20/2015
2/02/2006								4,000	$53,640
3/05/2007										42,000	$563,220
1/28/2008	7,000	(12)	28,000			$15.50	1/27/2018
3/24/2008										37,275	$499,858
7/21/2008	4,000	(12)	16,000			$11.59	7/20/2018
2/02/2009	—		25,000	(12)		$9.23	2/01/2019
3/30/2009										43,750	$586,688

Johnson, K.
1/12/2009								12,500	$167,625
1/12/2009	—		22,000	(12)		$10.37	1/11/2019

Eccles, C.
1/21/2009								5,000	$67,050
1/21/2009	—		20,000	(12)		$9.01	1/20/2019

Farnsworth, R.
3/21/2000	882					$5.70	3/21/2010
1/02/2002	1,500					$13.34	1/02/2012
1/21/2005	2,000	(12)	500			$23.49	1/20/2015
4/20/2005	8,000	(12)	2,000			$22.94	4/19/2015
2/02/2006								2,000	$26,820
1/29/2007								3,000	$40,230
1/28/2008	4,000	(12)	16,000			$15.50	1/27/2018
7/21/2008	2,000	(12)	8,000			$11.59	7/20/2018
2/02/2009	—		15,000	(12)		$9.23	2/01/2019

(1)	In column (a), the grant date of each award is noted below the name of each named executive officer.

(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2009.

(3)	Column (c) shows the number of shares underlying unexercised options that are not exercisable because they had not vested at the end of the fiscal year.

(4)	Column (e) shows the exercise price to be paid by the executive in order to acquire the shares subject to the option.

(5)	Column (f) shows the date that each option expires, if not previously exercised. Under the 2003 Stock Incentive Plan, the option expiration date is accelerated for officers whose employment is terminated for any reason and all such options expire three months following the termination date.

(6)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2009. All RSA grants shown in this table vest 20% per year over a five year period, beginning one year following the date of the grant, except the March 5, 2007 grant to Mr. Davis, which vests 100% on July 1, 2011, with partial vesting if his employment terminates prior to that date.

(7)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2009, using the closing price of Umpqua stock ($13.41) on December 31, 2009, the last trading day of the year.

(8)	Column (i) shows the maximum shares issuable, assuming maximum vesting of the RSU award.

(9)	Column (j) shows the aggregate market value of shares based on unvested RSUs, using the closing price of Umpqua stock ($13.41) on December 31, 2009, assuming maximum vesting of the award.

(10)	This option vests over a four year period, beginning one year after the grant date: 30% per year at the end of the first and second years and 20% per year at the end of the third and fourth years.

(11)	This option vests in full seven years after the grant date.

(12)	This option vests 20% per year over a five year period, beginning one year after the grant date.

Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2009. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Davis, Raymond P.	0	0	0	0
Copeland, Brad F.	0	0	2,000	$18,460
Johnson, Kelly J.	0	0	0	0
Eccles, Colin D.	0	0	0	0
Farnsworth, Ronald L.	0	0	2,000	$18,980

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is to be reported in this table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)
Davis, Raymond P.	Supplemental Executive Retirement Plan	N/A	$4,803,267	$0

Notes:

(1)	The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.

(2)	Mr. Davis had 12.5 years of credited service when the Davis SERP was amended in 2007. As amended, the agreement has a fixed schedule of benefits, based upon the month in which his employment terminates and the reason for termination. Years of credited service are no longer relevant to computing his benefits under the Plan.

(3)	The present value of Mr. Davis’s accumulated benefit under the plan, computed as of December 31, 2009, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2009. During 2009, Umpqua accrued $1,054,236 for the Davis SERP. The benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us, and these estimated amounts are reflected in the present value shown in column (d).

Annual Benefit Payable Under Davis SERP

The benefit payable under the Davis SERP is adjusted in the event of a termination with or without cause, or disability prior to retirement. With the exception of the death benefit, which is lump sum, the following table shows the annual benefit that would be paid to Mr. Davis under the various scenarios, if his employment terminated in December of each year noted below.

Month of Employment Termination Or Disability	Normal Retirement(1)	Disability(2)	With Cause or Without Good Reason(2)	Without Cause or With Good Reason(2)	Change in Control(2)	Death Benefit(3)	Present Value of Accumulated Benefit(4)
Dec. 2009	N/A	$446,342	$357,073	$446,342	$523,171	N/A	$4,803,267
Dec. 2010	N/A	$547,011	$492,310	$547,011	$573,505	N/A	$6,027,731
Dec. 2011	$632,091	$632,091	N/A	N/A	$632,091	$632,091	$7,059,514
Dec. 2012	$708,524	$708,524	N/A	N/A	$708,524	$708,524	$7,844,257
Dec. 2013	$794,686	$794,686	N/A	N/A	$794,686	$794,686	$8,705,351
June 2014	$850,000	$850,000	N/A	N/A	$850,000	$850,000	$9,168,672

(1)

Mr. Davis reaches “Retirement Age” under the agreement on June 3, 2011, his 62nd birthday. His maximum annual benefit is $850,000 per year when he reaches age 65. Payment of the annual benefit continues until (i) 36 months prior to his predicted life expectancy, measured at termination of employment, if he dies prior to that date or (ii) 36 months after his predicted life expectancy, if he survives to that date.

(2)	“Disability”, “Cause”, “Good Reason” and “Change in Control” are defined in the Davis SERP Agreement and are consistent with the definitions of the same terms found in his Employment Agreement. The benefits payable for termination with or without “Cause” and with or without “Good Reason” apply only if Mr. Davis’s employment is terminated prior to him reaching the retirement age of 62.

(3)	If Mr. Davis dies prior to age 62, no benefit is conveyed under the Davis SERP. If Mr. Davis dies after age 62 but while still employed by Umpqua, it will be assumed that he elected to retire the day prior to his death with his designated beneficiary entitled to receive the annual retirement benefit.

(4)	The present value of the accumulated benefit is equal to the amount accrued by the Company for payment of the benefit, after deducting the estimated social security retirement benefits and the other pension plan benefits funded by the Company on behalf of Mr. Davis.

Potential Payments Upon Termination or Change in Control

The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the termination of employment occurred on December 31, 2009 and that we were not subject to the CPP Compensation Regulations on that date.

Name	Termination Scenario	Cash Benefit	Equity Awards(8)
Davis, Ray	Death(1)	$5,300,000	$656,268
	Long Term Disability(2)	$566,342	$656,268
	Involuntary Termination(3),(4),(9)	$2,024,353	$271,552
	Change in Control(4),(9),(10)	$4,564,192	$624,864

Copeland, Brad	Death(1)	$300,000	$183,939
	Long Term Disability(2)	$120,000	$183,939
	Involuntary Termination(3)	$298,974	$151,868
	Change in Control(5),(7)	$1,339,148	$339,128
	Retention(6),(7)	$552,791	$195,025

Johnson, Kelly	Death(1)	$200,000	$0
	Long Term Disability(2)	$120,000	$0
	Change in Control(5),(7)	$594,863	$234,505
	Retention(6),(7)	$298,663	$52,250

Eccles, Colin	Death(1)	$200,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3),(7)	$209,281	$0
	Change in Control(5),(7)	$555,205	$155,050
	Retention(6),(7)	$278,752	$33,963

Farnsworth, Ron	Death(1)	$300,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3),(7)	$171,910	$0
	Change in Control(5),(7)	$594,863	$150,780
	Retention(6),(7)	$298,663	$29,878

(1)	Each executive’s beneficiary would receive a maximum of $200,000 as a lump sum benefit under Umpqua’s group life insurance plan, which is a benefit available to all full time employees. The cash benefit shown also includes a $100,000 BOLI death benefit with respect Mr. Davis, Mr. Copeland and Mr. Farnsworth. For Mr. Davis, this amount also includes a split-dollar life insurance agreement with a death benefit of $5,000,000 payable in-lieu of the death benefit under the Davis SERP.

(2)	This is the annual benefit under Umpqua’s group Long Term Disability Plan, which pays 60% of the employee’s monthly base salary, not to exceed $10,000 per month, beginning 90 days after becoming disabled. This benefit is provided to all full time employees. If the employee becomes disabled before age 60, benefits are payable until normal social security retirement age. For Mr. Davis, this amount includes the annual disability benefit of $446,342 under the Davis SERP.

(3)	Assumes termination is without “cause” or executive leaves for “good reason” defined in his agreement as (i) a material reduction in base salary not shared by other executives; (ii) the officer is required to relocate more than 50 miles from his current office; or (iii) a material adverse change in title or line of reporting. For Mr. Davis and Mr. Copeland, this amount would have been $0 under the CPP Compensation Regulations if the termination occurred on December 31, 2009.

(4)	This benefit includes the estimated cost of health and welfare plan benefits for three years following termination. This benefit is payable if Mr. Davis’s employment is terminated within a year following a change in control if he is terminated without “cause” or leaves for “good reason”, as defined in the agreement. The change in control benefit is paid in lieu of any severance benefit.

(5)	This benefit is payable for up to a year following a change in control if the executive is terminated without “cause”, leaves for “good reason”, as defined in the agreement or resigns after being assigned to a position that is not reasonably equivalent to his position before the change in control. For Mr. Davis and Mr. Copeland, this amount would have been $0 under the CPP Compensation Regulations if the termination occurred on December 31, 2009.

(6)	Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control.

(7)	For this executive, receipt of this cash benefit is conditioned upon the executive signing a Separation Agreement upon termination of employment that provides for (i) a release of all claims against the Company; (ii) the executive’s agreement not to disparage the company; (iii) the executive’s agreement to not compete with the Company or solicit the Company’s employees to leave the Company for the period of time that the executive is receiving severance, change in control or retention benefits; and (iv) the executive’s agreement not to solicit the Company’s customers for a period of two years following separation.

(8)	This column shows (i) the dollar value of additional shares (if any) that would vest under the executive’s RSA and RSU grants, calculated at $13.41 per share, which was the closing price of Umpqua’s stock on December 31, 2009, the last trading day of the year; and (ii) the intrinsic value of any options that would vest.

(9)	Mr. Davis’s Agreement provides that upon termination of his employment, he will not compete with the Company for the period of time that he is receiving a severance or change in control benefit and that he will not solicit the Company’s customers or employees for a period of two years following separation.

(10)	Under his Employment Agreement, Mr. Davis’s change in control benefits are subject to reduction to the extent that they exceed the safe harbor amount calculated under IRC §280G. The following table shows how his change in control cash benefit is calculated:

Cash benefit under Employment Agreement	$4,257,620
Present Value of Davis SERP acceleration(i)	333,932
Less §280G cutback(ii)	(27,360)

Net change in control cash benefit	$4,564,192

(i)	The present value of the accelerated SERP benefit was determined using the following: (i) The PPA mortality table used in 2009 for determining lump sum payments under Code section 417(e), and (ii) 120% of the applicable Federal rates for December of 2009, which include a short-term rate of 0.83%, a mid-term rate of 3.14%, and a long-term rate of 4.96%.

(ii)	This calculation does not reflect the value of the non-compete provisions of his Agreement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) audited our consolidated financial statements for the years ended December 31, 2006 through 2009. One or more representatives of Moss Adams are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

Independent Auditors’ Fees

The following table shows the amounts billed by Moss Adams in 2009 and 2008:

($ in thousands)	2009	2008
Audit Fees(a)	$610	$610
Audit-Related Fees(b)	$25	$25
All Other Fees(c)	$70	$46
Tax Fees	—	—

Total Fees	$705	$681

(a)	Fees for Audit services billed in 2009 are:

•	For audit of the Company’s annual consolidated financial statements for the year-ending December 31, 2009

•	For reviews of the Company’s quarterly consolidated financial statements for the periods ending March 31, June 30, and September 30, 2009

•	For audit of the annual financial statements of Umpqua Investments for the year-ending December 31, 2009

•	For audit of internal controls over financial reporting

(b)	Audit-Related Fees for 2009:

•	Fees for Audit Related services — represents fees for the 401(k) plan for the year ending December 31, 2008 during 2009.

(c)	All Other Fees represents all billings during the 12 months ended December 31, 2009 on a modified cash basis and includes:

•	Consulting services regarding TARP executive compensation tax disallowance under Section 162, California EZ audit activity

•	Umpqua Investments consulting engagement

•	Planning for capital raise

•	Assistance with comfort letter to underwriters for capital raising activities

•	Assistance with SEC comment letter response

•	Management access to Accounting Research Manager

	2009	2008
Ratio of All Other Fees to Audit Fees and Audit-Related Fees	11.02%	7.24%

In considering the nature of the services provided by the independent auditor, the Audit and Compliance Committee determined that such services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the “SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by Moss Adams for the 2009 audit engagement were pre-approved by the Audit and Compliance Committee at its March 17, 2009 meeting, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed $5,000 per fiscal year if approved by management or $50,000 per fiscal year if approved by the Chair of the Committee;

3. Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4. Such services are promptly brought to the attention of the Audit and Compliance Committee and approved by the Audit and Compliance Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the board has adopted. The Committee reviews that charter on an annual basis.

The board annually reviews the NASDAQ listing standards’ definition of “independence” for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations.

As a Committee, we met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit and Compliance Committee engaged Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm, to perform the audit of the Company’s financial statements for the period ending December 31, 2009. Moss Adams has been engaged in this capacity since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASD Rule 4350, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board.

The Audit and Compliance Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2009 with management. The Committee also met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Committee has received the written disclosure and the letter from Moss Adams required by applicable requirements of the PCAOB regarding independence and has discussed with Moss Adams the auditor’s independence.

Based upon the review and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Audit and Compliance Committee:

Bryan Timm (Chair)

Ron Angell

Dan Giustina

Jose Hermocillo

Diane Miller

Frank Whittaker (Vice Chair)

INCORPORATION BY REFERENCE

The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

REVOCABLE PROXY

Proxy Solicited on behalf of the Board of Directors

Umpqua Holdings Corporation

Annual Shareholder Meeting on April 20, 2010

The undersigned hereby appoints Raymond P. Davis and Allyn C. Ford, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares of common stock and all depositary shares of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 20, 2010, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1. To elect twelve directors to one year terms expiring at the 2011 annual meeting.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

Raymond P. Davis	☐	☐	☐	Peggy Y. Fowler	☐	☐	☐	Allyn C. Ford	☐	☐	☐

David B. Frohnmayer	☐	☐	☐	Stephen M. Gambee	☐	☐	☐	Jose R. Hermocillo	☐	☐	☐

William A. Lansing	☐	☐	☐	Luis F. Machuca	☐	☐	☐	Diane D. Miller	☐	☐	☐

Hilliard C. Terry, III	☐	☐	☐	Bryan L. Timm	☐	☐	☐	Frank R.J. Whittaker	☐	☐	☐

2.       To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the Company’s authorized common shares from 100 million shares to 200 million shares, without par value and to increase the authorized preferred shares from 2 million shares to 4 million shares.

☐ For ☐ Against ☐ Abstain
3. To amend the Company’s 2003 Stock Incentive Plan to make an additional 2 million shares available for issuance and extend the termination date to June 30, 2015.	☐ For ☐ Against ☐ Abstain
4. To amend the Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan by extending its expiration date from December 31, 2009 to December 31, 2014.	☐ For ☐ Against ☐ Abstain

5.       To consider and approve the following advisory (non-binding) proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement.”

☐ For ☐ Against ☐ Abstain
6. To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010.	☐ For ☐ Against ☐ Abstain

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF ITEMS 2 THROUGH 6 AND OTHERWISE IN THE DISCRETION OF THE APPOINTED PROXIES.

Signature                                                                        Signature                                                                         Dated                     , 2010

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Vote By Internet

http://www.proxyvoting.com/umpq

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website. You will be prompted to enter your control number to create and submit an electronic ballot.

Vote By Telephone

1-866-540-5760

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your control number; and then follow the directions given.

Vote By Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.